Exhibit 1.2

Form of

GPC Biotech AG

Martinsried / Planegg

(incorporated in the Federal Republic of Germany)

Global Offering of up to 7,460,000 Ordinary Bearer Shares with No Par Value

(with an over-allotment option of up to a further 1,119,000 shares)

UNDERWRITING AGREEMENT

                , 2004

THIS UNDERWRITING AGREEMENT (the “Agreement”) is made on                     , 2004

AMONG:

(1)	GPC Biotech AG, Martinsried/Planegg, Federal Republic of Germany (the “Company”),

(2)	(a) Dr. Sebastian Meier-Ewert and (b) Dr. Elmar Maier, (a) and (b) together the “Selling Shareholders”),

(3)	Goldman, Sachs & Co. oHG, Frankfurt, Germany (“Goldman Sachs”),

(4)	Lehman Brothers International (Europe), [London], [United Kingdom] (“Lehman Brothers”),

(5)	WestLB AG, Dusseldorf, Germany (“WestLB”), and

(6)	Pacific Growth Equities, LLC, San Francisco, California, United States of America (“Pacific Growth”)

(with Goldman Sachs being the “Global Coordinator”, and together with Lehman Brothers, WestLB and Pacific Growth being the “Underwriters”, it being understood that for purposes of the German legal requirements under § 186(5) German Stock Corporation Act the term “Underwriter” shall not include Pacific Growth, which in this respect only assumes the economic position vis-à-vis the other underwriters and the Company in accordance with its underwriting percentage as set forth in Schedule II hereto; and with WestLB being the “Rights Coordinator”).

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RECITALS

(A) The Company is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany (“Germany”) and registered under docket number HR B 119555 and the name “GPC Biotech AG” with the commercial register (Handelsregister) of the Local Court (Amtsgericht) in Munich (the “Commercial Register”). The Company has one subsidiary, the wholly owned GPC Biotech Inc., with offices in Princeton, New Jersey, and Waltham, Massachusetts.

(B) [As of the signing hereof, the share capital of the Company as registered in the Commercial Register amounts to Euro (“€”) 21,119,281. Pursuant to § 5(1) of the Company’s articles of association (Satzung, the “Articles of Association”), as registered in the Commercial Register on                     , 2004, the share capital of the Company consists of 21,119,281 ordinary bearer shares (auf den Inhaber lautende Stückaktien), each with a portion of the share capital attributable to it (auf die einzelne Aktie entfallender anteiliger Betrag des Grundkapitals) of € 1.00 (the “Entered Shares”). In addition to the Entered Shares, 336,859 ordinary bearer shares, each with a portion of the share capital attributable to it of € 1.00, have been issued by the Company out of conditional capital (bedingtes Kapital) (the “Conditional Capital Shares” and together with the Entered Shares, the “Existing Shares”) and the actual, current share capital of the Company thus amounts to € 21,456,140. The Existing Shares are issued and fully paid.]

(C) Pursuant to § 5(5) and § 5(6) of the Articles of Association of the Company, the management board of the Company (the “Management Board”) with the approval of the supervisory board of the Company (the “Supervisory Board”), is authorized to increase the share capital of the Company in one or more tranches on or before April 30, 2005 and June 1, 2007, respectively, through the issue of new shares by up to € 3,223,229 and € 6,708,000 (corresponding to 3,223,229 and 6,708,000 shares respectively) against contributions in kind or cash. Of the € 3,223,229, € 1,648,292 are reserved for outstanding stock options. Both authorizations allow the exclusion of preemptive rights of the existing shareholders for up to 10 per cent. of the Company’s share capital.

(D) On                     , 2004, the Company and the Underwriters entered into a Pre-Underwriting Agreement, providing, among other things, for the offer for subscription of shares in the Company to its existing shareholders in public offerings in Germany and the United States (the “Rights Offering”). Those shares in the Company as to which preferential subscription rights of the Company’s existing shareholders (Bezugsrechte, the “Preferential Subscription Rights”) shall have been excluded or not exercised or which are offered by the Selling Shareholders shall be offered on the basis of this Underwriting Agreement in public offerings in the Federal Republic of Germany and the United States and in private placements to institutional investors outside of Germany and the United States (the “International Offering”, and together with the Rights Offering, the “Global Offering”).

(E) On                     , 2004, the Management Board passed a resolution to increase the share capital of the Company by an amount of € 7,160,000 by issuing 7,160,000 ordinary bearer shares, each with a portion of the share capital attributable to it of € 1.00 and full dividend entitlement since January 1, 2003 (“New Shares”) for contributions in cash (the “Capital Increase”), which New Shares may be subscribed on or before                     , 2004, at an issue price (Ausgabebetrag) of € 1.00 (the “Issue Price”) per New Share pursuant to the terms and conditions of this Agreement. In its resolution, the Management Board, in accordance with § 5(5)(b)(1) and § 5(6) of the Articles of Association, excluded the Preferential Subscription

Rights for New Shares in an aggregate notional amount of Euro 7,953 (representing 7,953 shares) to avoid a fractional subscription ratio. By resolution dated                     , 2004, the Supervisory Board approved the foregoing resolution of the Management Board. The capital increase for the New Shares is expected to be registered with the Commercial Register on                     , 2004.

(F) On                     , 2004, the Company published a subscription offer (Bezugsangebot) (the “Subscription Offer”) as set out in Schedule I in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger) and, on                     , 2004, in the Frankfurter Allgemeine Zeitung as a German newspaper of record with a general circulation in Germany admitted by the stock exchange for official announcements (Börsenpflichtblatt). The trading of the Preferential Subscription Rights for the New Shares started on the Frankfurt Stock Exchange on                     , 2004 and will end on                     , 2004 (inclusive).

(G) The Company intends to issue to the Underwriters, and the Underwriters intend to subscribe for, the New Shares for offering for subscription and resale in the Global Offering as provided herein and in the Offering Documents (as defined in Recital (K) below).

(H) The Selling Shareholders intend to sell to the several Underwriters an aggregate of 377,000 Existing Shares (the “Old Shares”, and together with the New Shares, the “Firm Shares”) of the Company.

(I) In addition, the Company intends to grant an option (the “Over-allotment Option”) to the Underwriters, exercisable by Goldman Sachs, acting in its own name for the account of the several Underwriters, to purchase up to an additional 1,119,000 Existing Shares (the “Optional Shares”, and together with the Firm Shares, the “Offered Shares”; the Offered Shares, together with those Existing Shares that are not offered in the Global Offering, are referred to as the “Shares”) of the Company. In the event of the exercise of the Over-allotment Option, and to the extent it is exercised, the Optional Shares will be issued by way of a capital increase from authorized capital (the “Optional Shares Capital Increase”) and, in such case, Goldman Sachs intends to subscribe for the Optional Shares in its own name but for the account of the several Underwriters at the Optional Shares Issue Price (as defined in Article 5 below).

(J) For the purpose of enabling settlement to be made of over-allotments prior to the exercise of the Over-allotment Option, [Altana Technology Projects GmbH] has entered into a share lending agreement (the “Share Lending Agreement”) with Goldman Sachs pursuant to which [Altana Technology Projects GmbH] has agreed with Goldman Sachs, acting for the account of the several Underwriters, to lend, and Goldman Sachs has agreed to borrow from [Altana Technology Projects GmbH], up to 1,119,000 Existing Shares (the “Borrowed Shares”).

(K) The Company has prepared a German sales prospectus (Verkaufsprospekt – the “German Prospectus”) relating to the Offered Shares to be offered in the Global Offering. In addition, the Company has prepared a preliminary U.S. Prospectus (the “Preliminary U.S. Prospectus”) and will prepare a final U.S. prospectus incorporating a prospectus supplement required to be filed pursuant to an undertaking by the Company pursuant to Item 512(c) of Regulation S-K under the Securities Act (as defined below) (the “Final U.S. Prospectus”, and together with the Preliminary U.S. Prospectus, the “U.S. Prospectus”), relating to the Offered Shares and ADSs (as defined in Recital (P) below). The Company has further prepared a preliminary international prospectus (the “Preliminary International Prospectus”) and will prepare a final international prospectus (the “Final International Prospectus”, and together with the Preliminary International Prospectus, the “International

Prospectus”) relating to the Offered Shares to be offered in the International Offering. The German Prospectus, the U.S. Prospectus and the International Prospectus are collectively being referred to as the “Offering Documents”. It is understood among the parties to this Agreement that the International Prospectus shall not be produced in a printed version. On                     , 2004, the Company published the notice of availability of the German Prospectus in the Frankfurter Allgemeine Zeitung.

(L) The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”), a registration statement on Form F-1 (such registration statement at the time it is declared effective by the Commission, the “Registration Statement”) under the U.S. Securities Act of 1933 as amended (the “Securities Act”) relating to [•] of the Offered Shares, and the Company and the Depositary (as defined in Recital (P)) have filed with the Commission a registration statement on Form F-6 under the Securities Act relating to the ADSs (such registration statement at the time it is declared effective by the Commission, the “ADS Registration Statement”). Unless the context otherwise requires, any reference to the term “Registration Statement” shall be deemed to include the ADS Registration Statement.

(M) Application has been made to have (i) the New Shares listed for quotation on the Frankfurt Stock Exchange, and (ii) the ADSs (as defined in Recital (P) below) listed on the Nasdaq National Market (together with the Frankfurt Stock Exchange, the “Exchanges”). On the Frankfurt Stock Exchange, application has been made for admission of the New Shares to the Regulated Market (geregelter Markt) as well as to the subsector of the Regulated Market with further post-admission obligations (Prime Standard). The Company expects the New Shares to be listed in reliance on an exemption from the requirement of publishing a stock exchange admission prospectus (Börsenzulassungsprospekt) set forth in the German Stock Exchange Admission Regulation (Börsenzulassungsverordnung). The application for admission (Zulassungsantrag) has been published in the Frankfurter Allgemeine Zeitung on                     , 2004. The admission approval (Zulassungsbeschluss) is expected to be published in the Frankfurter Allgemeine Zeitung on                     , 2004.

(N) The subscription price per New Share at which the New Shares (except for the New Shares for which Preferential Subscription Rights will be excluded to avoid a fractional subscription ratio) shall be offered to existing shareholders (the “Subscription Price”, Bezugspreis) shall be determined in accordance with the procedure described in Article 3(2) below at the latest on                     , 2004.

(O) The offer price at which each Old Share, as well as each New Share for which Preferential Subscription Rights shall have been excluded or shall not have been exercised, shall be offered for sale to investors in the Global Offering shall be determined by way of bookbuilding (the “Reoffer Price”, the Subscription Price and the Reoffer Price each a “Share Offer Price”). The bookbuilding period started on                     , 2004 and is expected to end on                     , 2004. On                     , 2004, the parties hereto expect to enter into a pricing agreement essentially in the form set out in Schedule IV hereto (the “Pricing Agreement”); such Pricing Agreement shall set forth, inter alia, the Reoffer Price and the number of Old Shares and other Offered Shares being sold at such price. In addition, it shall set forth the price at which, to the extent the option referred to in Recital (I) is exercised, the Optional Shares shall be purchased by the Underwriters, which price shall be the Reoffer Price (the “Optional Share Price”). The Reoffer Price is expected to be published in the Frankfurter Allgemeine Zeitung on                     , 2004.

(P) The Company has entered or will, on or prior to the Firm Shares Closing Date (as defined below), enter into a deposit agreement (the “Deposit Agreement”) with The Bank of New York as depositary (the “Depositary”) and the holders from time to time of American depositary receipts (“ADRs”) issued by the Depositary and evidencing American depositary shares (“ADSs”) [each] ADS representing [one] Share. Each ADS shall be offered at the U.S.$ offer price set forth in the Pricing Agreement (the “ADS Offer Price”).

(Q) As of even date herewith, the Underwriters have entered into an agreement among underwriters, providing for the coordination of their activities.

ARTICLE 1

SUBSCRIPTION AND UNDERWRITING OF THE NEW SHARES

(1) Undertaking to Underwrite and Subscribe. Subject to the conditions set out in Article 14, each of the Underwriters agrees severally and not jointly to underwrite the number of New Shares set forth opposite its name in Schedule II (A) hereto, and in furtherance thereof Goldman Sachs agrees to subscribe, on behalf of the several Underwriters as provided in subsection (2) below, on the date hereof 7,160,000 New Shares at the Issue Price per subscribed New Shares, to pay to the Company 25% of the Issue Price per subscribed New Share for the purpose of effecting the registration (Eintragung der Durchführung) of the Capital Increase, to cause payment to the Company on the date of such registration of the remaining 75% of the Issue Price per subscribed New Share, by crediting with value date as of the date of subscription and the date of registration (which are expected to be                     , 2004 and                     , 2004, respectively) the relevant portion of the Issue Price multiplied by the number of New Shares (together the “Aggregate Issue Price”) into a “GPC Biotech AG – Capital Increase 2004 Account” of the Company (the “Capital Increase Account”) with Goldman Sachs, such account to be non-interest bearing and free of charges.

(2) Subscription Certificate, First Payment, Bank Confirmation. For the purpose of registering the Capital Increase in the Commercial Register, Goldman Sachs shall, subject to the conditions stated herein, deliver to the Company a subscription certificate (Zeichnungsschein – the “Subscription Certificate”) on the date hereof, duly signed in duplicate form pursuant to § 185 of the German Stock Corporation Act (Aktionsgesetz, the “AktG”), for 7,160,000 New Shares, such Subscription Certificate, in accordance with its terms, to expire on                     , 2004, 12:00 a.m. (midnight) and shall effect payment of 25% of the Aggregate Issue Price, being € 0.25 per New Share, as described in subsection (1) above, as initial payment pursuant to § 36a(1) AktG, to the Capital Increase Account. Upon crediting the payment amount, Goldman Sachs shall cause delivery to the Company of a certificate (the “Bank Certificate”), confirming such credit (§§ 203(1), 188 (2), 36 (2), 36a (1) and 37 (1) AktG).

(3) Registration, Evidence of Registration. (a) Promptly upon receipt of the Subscription Certificate pursuant to subsection (2), the Company shall apply for the registration of the Capital Increase in the Commercial Register. Copies of all documents filed with the Commercial Register shall be delivered to Goldman Sachs promptly upon the respective filing. The registration with the Commercial Register is expected to occur on or before                     , 2004.

(b) Promptly upon the registration of the Capital Increase in the Commercial Register, but at the latest by 12:00 p.m. (noon) on                     , 2004, the Company shall, by telefax with the original copy to follow promptly by courier, furnish Goldman Sachs on behalf of the several Underwriters with a certified excerpt of the registration notice of the Commercial Register and, promptly thereafter, a certified excerpt from the Commercial Register, evidencing such increase in capital.

(4) Delay of Registration of Capital Increase. If the registration with the Commercial Register of the Capital Increase has not been effected by 11:59 p.m. on                 , 2004, the Subscription Certificate for the New Shares shall expire and Goldman Sachs, on behalf of the several Underwriters, may cause the repayment of the 25% of the Aggregate Issue Price by canceling the credit of the 25% of the Aggregate Issue Price for the New Shares on the Capital Increase Account. In such event, Goldman Sachs, on behalf of the several Underwriters, and the Company may agree that Goldman Sachs will submit a new Subscription Certificate for the New Shares (to expire in accordance with its terms on a date to be determined by Goldman Sachs on behalf of the several Underwriters), effect a new credit of 25% of the Aggregate Issue Price for the New Shares to the Capital Increase Account and submit a new Bank Certificate to the Company for the registration of the Capital Increase. If Goldman Sachs, on behalf of the several Underwriters, and the Company have not agreed on the submission of a new Subscription Certificate for the New Shares on or prior to                 , 2004, all obligations of the Underwriters under this Agreement shall terminate except as provided in the following sentence. In this event, the reimbursement obligation of the Company with respect to costs, charges and expenses incurred pursuant to the terms of Article 13(2) and (3) and the provisions set out in Article 12 and Article 16 of this Agreement shall remain in full force and effect.

(5) Payment of Outstanding Issue Price. On the date of the registration of the Capital Increase, following the receipt of the certified excerpts provided for pursuant to subsection 3(b) above, Goldman Sachs shall cause payment of the remaining 75% of the Aggregate Issue Price for the New Shares, being € 0.75 per New Share, to the Capital Increase Account against the delivery of the Global Share Certificate(s) pursuant to subsection (6).

(6) Delivery of Global Share Certificate. Promptly on the day on which the Capital Increase is registered with the Commercial Register, but at the latest by [11:59 p.m.] on                 , 2004, the Company shall deliver to Goldman Sachs, against payment in accordance with subsection (5) above, one or more global share certificate(s) (each a “Global Share Certificate”) representing the New Shares, with dividend coupons appertaining thereto. Goldman Sachs shall deliver the Global Share Certificate(s) to Clearstream Banking AG, Frankfurt am Main (“Clearstream Frankfurt”), to enable the book-entry transfer of the New Shares to the other Underwriters or to investors, as the case may be.

ARTICLE 2

PURCHASE AND SALE OF THE OLD SHARES

(1) Purchase and Sale of Old Shares. The Selling Shareholders hereby agree to sell to each Underwriter, and each Underwriter, severally and not jointly, subject to the conditions stated herein, agrees to purchase from the Selling Shareholders, at the Reoffer Price such number of Old Shares as set out in Schedule II (A). The number of Shares that each Selling Shareholder agrees to sell to the Underwriters is specified in Schedule III hereto. Each Underwriter shall be deemed to have agreed to purchase from each Selling Shareholder such percentage of the total number of Old Shares sold by such Selling Shareholder as corresponds to such Underwriter’s underwriting percentage (as determined in accordance with Schedule II (A)).

(2) Agreement Conditioned upon Signing of Pricing Agreement. The agreement for the purchase and sale of the Old Shares contained in this Article 2 is conditioned upon the signing of the Pricing Agreement.

(3) Transfer of Old Shares. The Selling Shareholders commit to transfer the Old Shares not later than                 , 2004, free from any claims for payment of outstanding contributions thereon and free of all security interests, claims, pledges, liens or other third party rights of any kind whatsoever, by book-entry transfer to a securities deposit for the account of the Underwriters to be specified by Goldman Sachs. Until the Pricing Agreement has been signed, Goldman Sachs will hold the Old Shares on a trust basis and at no cost for the Selling Shareholders. In case this Agreement is terminated in accordance with Article 16 below or otherwise, Goldman Sachs will retransfer the Old Shares delivered to it without undue delay. [The costs of redelivery are to be borne by [•].]

ARTICLE 3

RIGHTS OFFERING AND GLOBAL OFFERING

(1) Subscription Offer. Subject to the provisions set out in Articles 14 and 16 below, the Underwriters agree to offer one New Share for each three Existing Shares, i.e., at a ratio of 1 to 3 (the “Ratio”) at the Subscription Price (as defined below) to all existing shareholders (the “Existing Shareholders”) during the period from (and including)                 , 2004 to (and including)                 , 2004 (the “Subscription Period”). The undertaking set out in the preceding sentence constitutes a contract for the benefit of the Existing Shareholders (§ 328(1) of the German Civil Code (Bürgerliches Gesetzbuch)) and grants the Existing Shareholders the right to receive an offer to purchase New Shares from the Underwriters in accordance with the Ratio and the provisions of this Agreement, subject to the conditions precedent set forth in the Subscription Offer and to applicable law. Preferential Subscription Rights of the Company’s shareholders for New Shares in an aggregate notional amount of Euro 7,953 (representing 7,953 shares) have been excluded to avoid a fractional subscription ratio. The Subscription Offer is subject to the laws and regulations applicable in any jurisdiction which is relevant in respect of an Existing Shareholder during the Subscription Period.

(2) Subscription Price. The subscription price per Share (Bezugspreis) (the “Subscription Price”) at which the New Shares (except for the New Shares for which Preferential Subscription Rights have been excluded to avoid a fractional subscription ratio) shall be offered to Existing Shareholders shall be determined at the latest by [12:00 p.m. (noon)(Frankfurt time)] on                 , 2004. The subscription price will lie between or at (x) the volume-weighted average price of the shares from the beginning of the subscription period until the determination of the subscription price and (y) the current market price of the Company’s shares at the time of the determination of the subscription price. In determining the subscription price, the Company will, among other things, consider current market conditions and the preliminary results of the bookbuilding process contemplated for the shares to be offered in the Global Offering. The subscription price will be published through electronic media (Reuters) immediately after being determined and in the electronic version of the German Federal Gazette (elektronischer Bundesanzeiger) on the first practicable date after determination, at the latest on                 , 2004. As soon as practicable after determination, the subscription price also will be published in the Frankfurter Allgemeine Zeitung [and The Wall Street Journal] and made available over the Internet at http://www.gpc-biotech.com.

(3) Global Offering. (a) Subject to the provisions set out in Articles 14 and 16 below, the New Shares for which Preferential Subscription Rights have been excluded to avoid a fractional subscription ratio as well as all New Shares as to which Preferential Subscription Rights are not exercised during the Subscription Period (together the “Reoffer

Shares”) will be offered to domestic and international investors (the “Reoffer Tranche”). The Reoffer Tranche will also include the Old Shares to be sold by the Selling Shareholders in accordance with Article 2 above, as well as Optional Shares, if and to the extent the Over-allotment Option is exercised, in accordance with Article 5 below. The Reoffer Tranche shall be offered (i) on behalf of the Company with respect to the New Shares and the Optional Shares (if any) and (ii) on behalf of the Selling Shareholders with respect to the Old Shares, in each case to investors in accordance with subsection (4) below during the Subscription Period and the Business Day succeeding such period with the aim of completing such offering by                 , 2004 with settlement on                 , 2004.

(b) The Company hereby instructs and authorizes, subject to the execution of the Pricing Agreement, the Underwriters to place the Reoffer Shares at the Reoffer Price in accordance with the provisions of this Agreement.

(4) Marketing and Selling. The New Shares will be marketed as follows:

(a) The New Shares (except for the New Shares for which Preferential Subscription Rights have been excluded to avoid a fractional subscription ratio) will be offered for subscription to the Existing Shareholders in accordance with subsection (1) above.

(b) The New Shares, Old Shares and Optional Shares (if any) offered in the Reoffer Tranche will be offered for sale in public offerings in Germany and the United States and in private placements to institutional investors outside of Germany and the United States.

(c) Goldman Sachs and the Rights Coordinator will work closely together in order to ensure that the bookbuilding for the Reoffer Tranche is executed in the best possible way. For this purpose, the Rights Coordinator shall in a timely manner transfer any information available to it with respect to the Rights Offering, in particular regarding exercised or non-exercised Preferential Subscription Rights, to Goldman Sachs regularly from time to time and, additionally, when so requested by Goldman Sachs.

ARTICLE 4

DELIVERY AND PAYMENT

(1) New Shares Subscribed by Existing Shareholders. In respect of New Shares that have been subscribed upon exercise of Preferential Subscription Rights and subject to the terms and conditions of this Agreement, each of the Underwriters agrees to pay to the Company the Subscription Price per subscribed New Share to be purchased by such Underwriter pursuant to this Agreement, less deductions in respect of the New Shares as described in subsection (3) below, in each case against delivery of the New Shares to such Underwriter pursuant to subsection (5) hereof, on                 , 2004, or such other time as the Underwriters and the Company may agree upon in writing (the “Firm Shares Closing Date”).

(2) Reoffer Shares and Old Shares. In respect of the Reoffer Shares and Old Shares, subject to the execution of the Pricing Agreement and the other conditions set forth below, the Underwriters agree to offer the Reoffer Shares and Old Shares for sale in the Global Offering at the Reoffer Price and to cause payment on the Firm Shares Closing Date of the aggregate Euro amount to be paid by the Underwriters, less deductions as described in subsection (4) below, (i) to the Company in respect of the New Shares sold in the Reoffer

Tranche and (ii) to the Selling Shareholders in respect of the Old Shares sold in the Reoffer Tranche. With respect to the placement in the Global Offering, the New Shares shall have priority over the Old Shares, except that for Offered Shares sold in the form of Shares and not in the form of ADSs the Old Shares shall have priority over the New Shares. Any liability of Goldman Sachs in respect of any defects (Mängel) of the Shares shall be excluded.

(3) Payment for New Shares to Company. The aggregate amount to be paid by the Underwriters to the Company in respect of the New Shares shall be (i) the Euro amount equal to the number of New Shares for which Subscription Rights have been exercised multiplied by the Subscription Price plus (ii) the Euro amount equal to the number of New Shares delivered in the Reoffer Tranche in the form of Shares multiplied by the Reoffer Price plus (iii) the U.S.$ amount equal to the number of New Shares delivered to purchasers in the Reoffer Tranche in the form of ADSs multiplied by the ADS Offer Price, less the Aggregate Issue Price for the New Shares and less the commissions in respect of the New Shares sold and the fees and expenses as set forth in Article 13 hereof (the “Excess Proceeds Amount”). [For purposes of calculating the Excess Proceeds Amount payable to the Company, all Offered Shares delivered to purchasers in the form of ADSs shall be deemed New Shares of the Company. If the number of Offered Shares delivered to purchasers in the form of ADSs exceeds the number of New Shares and Optional Shares, if any, the excess shall be deemed to be Old Shares sold by the Selling Shareholders, allocated among them in accordance with the percentage of Old Shares sold by each of them as shown in Schedule III.] The Excess Proceeds Amount shall be credited by [Goldman Sachs], on behalf of the several Underwriters, at the Firm Shares Closing Date, in immediately available funds, together with the balance of the Capital Increase Account in Euros or, with respect to New Shares that are deemed in accordance with the above to have been sold by the Company in the form of ADSs, in U.S. dollars, to the accounts designated by the Company for value on the Firm Shares Closing Date.

(4) Payment for Old Shares to Selling Shareholders. Goldman Sachs shall cause payment to the Selling Shareholders, on behalf of the several Underwriters in satisfaction of their obligations to purchase the Old Shares from the Selling Shareholders hereunder, of the aggregate purchase price (number of Old Shares sold multiplied by Reoffer Price) therefor received by Goldman Sachs from the other Underwriters, less any expenses, commissions and fees payable by the Selling Shareholders to the Underwriters pursuant to Article 13 hereof. Any such payment shall be made in Euros or, with respect to Old Shares that are deemed in accordance with subsection (3) above to have been sold by the Selling Shareholders in the form of ADSs, an amount in Euros representing the amount received in U.S. dollars as converted into Euros at the Noon Buying Rate as quoted by the Federal Reserve Bank of New York for Euros on the day before the Firm Share Closing Date in immediately available funds to the accounts designated by the Selling Shareholders, for value on the Firm Shares Closing Date.

(5) Delivery of Shares to Underwriters. All Firm Shares that are to be delivered pursuant to this Agreement at the Firm Shares Closing Date shall be delivered to or at the instruction of the several Underwriters, against payment, by Goldman Sachs by book-entry transfer in Clearstream Frankfurt to deposit accounts at Clearstream Frankfurt as specified by the Underwriters. It is understood and agreed by the parties hereto that, except as provided by subsection (6), coownership interests in the Global Share Certificates delivered to Clearstream Frankfurt (i) representing the Old Shares shall be transferred from the Selling Shareholders to Goldman Sachs and from Goldman Sachs to the other Underwriters or to investors, as the case may be, in as far as such Global Share Certificate represents the Old Shares and (ii) representing the New Shares shall be transferred from Goldman Sachs to the other

Underwriters or to investors, as the case may be, in each case pursuant to §§ 929 et seq. of the German Civil Code.

(6) Delivery of ADSs to Underwriters. With respect to all or any portion of the Offered Shares to be acquired for offer and sale in the United States, the Underwriters may elect to have ADSs delivered by the Company and/or the Selling Shareholders in lieu of and in satisfaction of their respective obligations to deliver such Shares. Notice of such election shall be given by Goldman Sachs by [12:00 p.m. (noon), Frankfurt time, on the Business Day] after the execution of the Pricing Agreement.

(7) Pricing Agreement. The parties hereto expect to enter into the Pricing Agreement on                 , 2004. The parties hereto shall have no right or claim to compel the execution of the Pricing Agreement. In the event that a Pricing Agreement is not signed, this Agreement and all rights and obligations hereunder shall terminate, except that the provisions of Articles 12, 13 and 16 shall survive such termination.

ARTICLE 5

OVER-ALLOTMENT OPTION AND SHARE LENDING

(1) Over-allotment Option. The Company hereby grants to the Underwriters an Over-allotment Option, exercisable by Goldman Sachs for the account of the several Underwriters, for the sole purpose of covering sales of shares in excess of the number of the Firm Shares sold in the Global Offering, to subscribe up to 1,119,000 Optional Shares, against payment of the Reoffer Price per Optional Share, less any expenses, commissions and fees payable to the Underwriters pursuant to Article 13, as set out hereinafter. For this purpose, the Management Board and the Supervisory Board of the Company will resolve on                 , 2004 the Optional Shares Capital Increase for contribution in cash at the Optional Shares Issue Price subscribed for by Goldman Sachs in accordance with subsection (3) below.

(2) Exercise of Over-allotment Option. The Over-allotment Option may be exercised from the date of the commencement of trading of the New Shares on the Frankfurt Stock Exchange until 30 days thereafter (both dates inclusive) (the “Exercise Period”) by written notice of Goldman Sachs to the Company (the “Exercise Notice”). The Exercise Notice shall be given on a Business Day and shall state the number of Optional Shares to be subscribed for and the Business Day on which the Optional Shares Subscription Certificate (as defined below) shall be delivered and on which the Optional Shares Issue Price (as defined below) shall be paid. The Over-allotment Option may be exercised for all or part of the Optional Shares.

(3) Subscription of Optional Shares. In the event of an exercise of the Over-allotment Option pursuant to subsection (2), Goldman Sachs will subscribe, in its own name but for the account of the several Underwriters, the number of Optional Shares as set out in the Exercise Notice, each at the Reoffer Price, less any expenses, commissions and fees payable to the Underwriters pursuant to Article 13, as set out hereinafter. The aggregate issue price to be paid for the subscription of the Optional Shares hereinafter the “Optional Shares Issue Price”. The subscription of the Optional Shares shall be implemented as follows:

(a) Optional Shares Subscription Certificate, Payment of Optional Shares Issue Price, Optional Shares Bank Confirmation. Goldman Sachs undertakes, promptly following the issuing of the Exercise Notice to the Company, to deliver to the Company a certificate of subscription in duplicate form (the “Optional Shares Subscription

Certificate”). At the same time, Goldman Sachs furthermore undertakes to credit 100% of the Optional Shares Issue Price to the Capital Increase Account and deliver to the Company a bank confirmation that complies with the requirements of §§ 203, 188 paragraph (2) in conjunction with §§ 36 paragraph (2), 36a paragraph (1), 37 paragraph (1) of the German Stock Corporation Act confirming the credit of the Optional Shares Subscription Amount (the “Optional Shares Bank Confirmation”). The Optional Shares Subscription Certificate will expire in accordance with its terms on a date stated therein and to be determined by Goldman Sachs in its own discretion, unless the Optional Shares Capital Increase has been entered into the Commercial Register by such time. In such case, subsection 3(g) shall apply.

(b) Application for Registration in the Commercial Register. The Company undertakes, promptly upon receipt of the Optional Shares Subscription Certificate and the Optional Shares Bank Confirmation, to apply for registration of the Optional Shares Capital Increase in the Commercial Register. In particular, the Company undertakes to submit the Optional Shares Subscription Certificate, the Optional Shares Bank Confirmation and all other documents required for registration of the implementation of the Optional Shares Capital Increase to the Commercial Register promptly upon receipt thereof, and to take all necessary steps to effect the registration within seven Business Days after delivery of the Optional Shares Subscription Certificate and the Optional Shares Bank Confirmation. The Company shall inform Goldman Sachs prior to and immediately after having applied for registration and shall, promptly after the application for registration, provide copies of the documents filed including their attachments.

(c) Evidence of Registration. Promptly upon the registration of the Optional Shares Capital Increase in the Commercial Register, the Company will forward to Goldman Sachs a copy of the registration notice evidencing such registration and, promptly thereafter, the relevant certified extract from the Commercial Register.

(d) Delivery of Optional Shares. One Business Day after the registration of the Optional Shares Capital Increase in the Commercial Register, or on another date to be agreed between the Company and Goldman Sachs on behalf of the several Underwriters (the “Optional Shares Closing Date”), the Company shall deliver to Goldman Sachs a Global Share Certificate representing the Optional Shares subscribed for by Goldman Sachs.

(e) Delivery of ADSs to Underwriters. With respect to all or any portion of the Optional Shares, the Underwriters may elect to have ADSs delivered by the Company in lieu of and in satisfaction of its obligation to deliver such Shares. This election shall be specified in the Exercise Notice.

(f) Payment for Optional Shares. On the Optional Shares Closing Date, Goldman Sachs, on behalf of the several Underwriters, shall concurrently (Zug um Zug) against delivery of the Optional Shares according to subsection (3)(d) above credit the Optional Shares Issue Price for the Optional Shares subscribed for to a bank account specified by the Company. Goldman Sachs is entitled to deduct from such credit all payments to be paid by the Company according to Article 13 and which are due at Optional Shares Closing Date.

(g) Delay of Registration of Optional Shares Capital Increase. If the registration of the Optional Shares Capital Increase in the Commercial Register has not become effective within the time-limit determined in the Optional Shares Subscription Certificate, the Optional Shares Subscription Certificate shall expire and Goldman Sachs shall be entitled to set off the credit for the Optional Shares in the Capital Increase Account against its re-payment claim in respect of the payment of 100% of the Optional Shares Issue Price then arising. In such event, Goldman Sachs and the Company may agree that Goldman Sachs shall submit a new Optional Shares Subscription Certificate (to expire in accordance with its terms on a date to be determined by Goldman Sachs in its own discretion), effect a new credit of 100% of the Optional Shares Issue Price to the Capital Increase Account and submit a new Optional Shares Bank Confirmation to the Company for the registration of the Optional Shares Capital Increase.

If Goldman Sachs and the Company have not agreed on the submission of a new Optional Shares Subscription Certificate on or prior to                 , 2004, all obligations of Goldman Sachs to subscribe for, and all obligations of the Underwriters to purchase, the Optional Shares shall terminate. In such event Goldman Sachs is entitled to purchase in the name of the Underwriters shares in the Company on or outside any stock exchange in order to fulfill their retransfer obligations under the Share Lending Agreement. The Company shall indemnify and compensate the Underwriters for any claims or losses (in particular any claims of [Altana Technology Projects GmbH] arising out of or in connection with the failure of Goldman Sachs to redeliver the Borrowed Shares in accordance with the Share Lending Agreement and any losses caused by purchasing shares of the Company at a price exceeding the Offer Price for the Optional Shares) incurred by the non-delivery or non-admission to trading on the Frankfurt Stock Exchange of the Optional Shares in the event of the exercise of the Over-allotment Option. Any remedies pursuant to the foregoing provision shall be in addition to any rights and remedies of the Underwriters under applicable law. Goldman Sachs is entitled to assign any rights and transfer all obligations under this Article 5 to [Altana Technology Projects GmbH] in order to fulfill its obligations under the Share Lending Agreement.

(4) Purchase of Optional Shares. Each Underwriter severally (Teilschuldner) undertakes to Goldman Sachs to purchase from Goldman Sachs the number of Optional Shares (to be adjusted by Goldman Sachs in order to avoid fractions, if necessary) set out in Schedule II (B) at the Reoffer Price, or such other number of Optional Shares pro rata to its underwriting commitment. The number of Optional Shares to be acquired by each Underwriter shall not exceed the number of shares listed opposite each Underwriter’s name in Schedule II (B) except to the extent such number of New Shares shall have been increased pursuant to Article 17(2).

ARTICLE 6

ADMISSION FOR LISTING

(1) Frankfurt Stock Exchange. Goldman Sachs has made an application on behalf of the Company for admission of the New Shares to the Regulated Market (geregelter Markt) segment as well as to the subsector of the Regulated Market with further post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange. In consideration of the prospective introduction (Einführung) of the New Shares on                 , 2004, the Company has authorized Goldman Sachs by way of power of attorney, inter alia, to sign the application form and to deliver such application form together with all other documents necessary to complete the prospectus review process (Billigungsverfahren) and listing application (Zulassungsantrag). Upon completion of the admission procedure, the Company further agrees to duly sign the announcement.

(2) Nasdaq National Market. The Company will use its best efforts to have the ADSs approved for listing on the Nasdaq National Market.

(3) Furnishing of Documents. The Company will furnish from time to time any and all documents, instruments, information and undertakings and publish all advertisements or other material that is required by the Exchanges in order to effect and maintain the listings on the Exchanges.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the Underwriters, by way of an independent guarantee and irrespective of negligence and irrespective of defenses (Einwendungen) or objections (Einreden) (in Form eines selbständigen, verschuldensunabhängigen Garantieversprechens im Sinne des § 311 BGB):

(1) (a) The German Prospectus, as of its date complied, and as amended or supplemented, if applicable, as of the date of such amendment or supplement, complied or will comply, with all applicable laws of Germany and all applicable rules and regulations of the relevant state, regulatory or stock exchange authority; the German Prospectus, as of its date, did not, and as amended or supplemented, if applicable, as of the date of such amendment or supplement, did not or will not contain an untrue statement of, or omit to state, a fact which is material for the assessment of an investment in the Shares (enthält keine unrichtigen Angaben,welche für die Beurteilung der Wertpapiere wesentlich sind, und ist in Bezug auf solche Angaben nicht unvollständig), all within the meaning of § 13 of the German Securities Sales Prospectus Act and §§ 44, 55 of the German Stock Exchange Act and any opinions (Aussagen) and beliefs (Ansichten) or any forward looking statements of the Company contained in the German Prospectus are made in good faith after due and careful consideration and are based upon reasonable assumptions; provided, however, that this representation and warranty shall not apply to any statements made in reliance upon and in conformity with information furnished to the Company in writing by an Underwriter through Goldman Sachs expressly for use therein (such information listed in its entirety in Schedule IV A hereto).

(b) The Registration Statement filed with the Commission has been declared effective by the Commission and no stop order suspending the effectiveness of the Registration Statement has been issued or, at the time of the execution of the Pricing Agreement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission. The Registration Statement, when it was declared effective, and, as amended or supplemented, if applicable, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this representation and warranty shall not apply to any statements made in reliance upon and in conformity with information furnished to the Company in writing by an Underwriter through Goldman Sachs expressly for use therein (such information listed in its entirety in Schedule IV A hereto); the Preliminary U.S. Prospectus, as of its date, and, as amended or supplemented, if applicable, did not, and the Final U.S. Prospectus, as of its date, and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, provided, however, that this representation and warranty shall not apply to any statements made in reliance upon and in conformity with information furnished to the Company in writing by an Underwriter through Goldman Sachs expressly for use therein (such information listed in its entirety in Schedule IV A hereto); and the Registration Statement, as of its effective date, the Preliminary U.S. Prospectus, as of its date, and, as amended or supplemented, if applicable, as of the date of such amendment or supplement, complied, and the Final U.S. Prospectus, as of its date and, as amended or supplemented, if applicable, as of the date of such amendment or supplement, will comply, in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder. All documents required to be included in the Registration Statement as an exhibit thereto have been so included and were part of the Registration Statement at the time the Registration Statement was declared effective.

(c) The Preliminary International Prospectus, as of its date, did not, and the Final International Prospectus, as of its date, and, as amended or supplemented, if applicable, as of the date of such amendment or supplement will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements made in reliance upon and in conformity with information furnished to the Company in writing by an Underwriter through Goldman Sachs expressly for use therein (such information listed in its entirety in Schedule IV A hereto).

(2) Without limiting the generality of the representations and warranties in (1) above, the statements set forth in the International and U.S. Prospectuses under the captions “Description of Shares” and “Description of American Depositary Receipts” and in the German Prospectus under the caption “Beschreibung der Aktien”, insofar as they purport to constitute a summary of the terms of the Offered Shares and of the ADSs, and the statements made in the International and U.S. Prospectuses under the captions “Related Party Transactions”, “The Rights Offering” and “United States Federal Income Taxation” and “German Taxation”, and in the German Prospectus under the captions “Geschäfte und Rechtsbeziehungen mit nahestehenden Personen”, “Das Bezugsangebot” and “Besteuerung in der Bundesrepublik Deutschland”, insofar as they purport to fairly summarize in all material respects the provisions of the laws and documents referred to therein, are fair summaries thereof;

(3) The Company and its subsidiary (together, the “GPC Biotech Corporations”) have an authorized, issued and outstanding registered capitalization as set forth under the captions “Capitalization” and “Description of Share Capital” in the Offering Documents. All Shares of the Company, including the New Shares when subscribed, paid for and registered with the Commercial Register as provided herein, are or, with respect to the New Shares, will be, validly issued, fully paid and non-assessable. The Existing Shares conform, and the New Shares will conform, in all material respects, to the descriptions thereof contained in the Offering Documents, and the Global Share Certificate(s), when submitted to Clearstream Frankfurt as provided herein, conform or, with respect to the New Shares, will conform, in all material respects, to such descriptions. The New Shares shall have equal rights and full dividend entitlement since January 1, 2003 and shall be fungible with the Existing Shares.

(4) The Management Board and the Supervisory Board of the Company have taken all necessary corporate or other action to authorize the Global Offering, including the preparation, issuance and distribution of the Offering Documents, and the Global Offering has been authorized by all necessary corporate or other action, including by means of shareholder resolution on the authorized capital.

(5) Except for statutory preferential subscription rights of Existing Shareholders with respect to the New Shares in accordance with the German Stock Corporation Act, which have been fulfilled by the Subscription Offer, the New Shares are free of other pre-emptive or other similar rights and the offer and sale of the New Shares are not subject to any rights of any shareholder similar to preemptive rights, whether based on the Articles of Association or rules of procedure (Geschäftsordnungen) (together the “Corporate Documents”) or agreements or instruments to which the Company is a party. Any preemptive rights of any existing shareholders in connection with the offer and the sale of the Optional Shares will be validly excluded at the time of the Optional Shares Closing Date; the Reoffer Shares offered by or on behalf of the Company in the Reoffer Tranche are not subject to preferential subscription rights of Existing Shareholders or any other rights of third parties.

(6) Except for such restrictions as are set out in the Offering Documents, the New Shares and the Optional Shares, if any, are, at the date of the subscription by Goldman Sachs, not subject to any rights of any person and are freely transferable under the Corporate Documents of the Company and under applicable German law. Under applicable laws and regulations, no authorizations, approvals, consents or licenses of any governmental authority or regulatory body or agency are required to be obtained by the Company to effect dividend payments declared and payable on, or in respect of, the New Shares.

(7) Except as described in the Offering Documents, all dividends and other distributions, if any, declared and payable on the Offered Shares may under the current laws and regulations applicable in Germany be paid to the respective shareholders or their depositaries in Euro that may be converted into foreign currency that may be freely transferred out of Germany; except as described in the Offering Documents, such dividends and other distributions will not be subject to withholding taxes under the laws applicable in Germany and are otherwise free of any other withholding or deduction in Germany and without the necessity of obtaining any Governmental Authorization (as defined below) in Germany.

(8) Except as otherwise disclosed in the Offering Documents, the Company has not issued or entered into any other agreements which evidence rights of any holder against the Company to subscribe or to require the issue of Shares or any other securities similar to, or convertible or exchangeable into Shares. Except as otherwise disclosed in the Offering Documents, no New Shares are under option or agreed conditionally or unconditionally to be put under option by the Company, and with the exception of the above no person has a claim against the Company which could give rise to a liability of the Company to issue any Shares.

(9) Since the date of the latest financial statements included in the Offering Documents neither the Company nor its subsidiary has sustained any loss or interference with its business, as currently conducted and described in the Offering Documents (the “Business”), from fire, flood, explosion, earthquake or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action or decree, which loss or interference is materially adverse to the GPC Biotech Corporations taken together, otherwise than as set forth in the Offering Documents; there have been no transactions entered into by the GPC Biotech Corporations, other than those in the ordinary course of their Business as described in the Offering Documents, which are material with respect to the GPC Biotech Corporations; since the respective dates as of which information is given in the Offering Documents there has not been any change in the share capital of the Company or any material increase in consolidated long-term debt of the GPC Biotech Corporations taken together or any event, change or development which would, individually or in the aggregate, constitute or be reasonably likely to result in a Material Adverse Effect, other than as set forth in the Offering Documents. As used herein, “Material Adverse Effect” means a material adverse change, or any development involving a prospective material adverse change, in or affecting the condition, financial or otherwise, or in the earnings, business affairs, management, financial position, shareholders’ equity or results of operations of the GPC Biotech Corporations, taken together, whether or not arising in the ordinary course of business;

(10) The annual and interim consolidated financial statements of the Company, in each case together with the related schedules and notes, as applicable and to the extent included in the Offering Documents, were prepared in accordance with applicable requirements of law and in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved and they present a true and fair view of the assets and liabilities, financial position and results of operations (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the GPC Biotech Corporations as of the dates indicated in such financial statements or in respect of the periods for which they were prepared; and such financial statements comply in all material respects with the applicable rules and regulations of the Commission. The annual unconsolidated financial statements of the GPC Biotech AG, in each case together with the related schedules and notes, as applicable and to the extent included in the Offering Documents, were prepared in accordance with applicable requirements of law and in accordance with generally accepted accounting principles in Germany (“German GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise specified therein) and they present a true and fair view of the assets and liabilities, financial position and results of operations (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the GPC Biotech AG as of the dates indicated in such financial statements or in respect of the periods for which they were prepared. The selected financial data and the summary financial information included in the Offering Documents have been compiled on a basis consistent with that of the financial statements included in the Offering Documents. The management report (Lagebericht) prepared by the Company’s management board and included in the German Prospectus provides an accurate understanding of the Company’s position (zutreffende Vorstellung von der Lage des Unternehmens) and accurately presents the risks of future development (Risiken der zukünftigen Entwicklung).

(11) Neither the Company nor its subsidiary has any material off-balance sheet arrangements other than as disclosed in the Offering Documents. For purposes of this subsection (11), “off-balance sheet arrangements” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company or its subsidiary is a party under which the Company or its subsidiary has (i) any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) (“Fin 45”), as may be modified or supplemented, excluding the types of guarantee contracts described in paragraphs 6 and 7 of Fin 45; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets; (iii) any obligation under a derivative instrument that is both indexed to the Company’s or its subsidiary’s own stock and classified in stockholders’ equity, or not reflected, in the Company’s or its subsidiary’s statement of financial position; or (iv) any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the Company or its subsidiary, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company or its subsidiary.

(12) The Company maintains a system of internal accounting controls for itself and its subsidiary sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP or German GAAP, as applicable, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(13) The Company is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register in Munich, Germany, and validly existing under the laws of Germany; GPC Biotech Inc. is duly organized and validly existing and in good standing under the laws of Delaware, United States; the GPC Biotech Corporations have the power and authority to own, lease and operate their respective properties and to conduct their Business; the GPC Biotech Corporations are duly qualified as foreign corporations for the transaction of business and are in good standing under the laws of each jurisdiction in which they own, lease or operate their respective properties or conduct their Business so as to require such qualification, except where any such failure to so qualify would not result in a Material Adverse Effect.

(14) The Company is not in violation of its Articles of Association, and GPC Biotech Inc. is not in violation of its certificate of incorporation and by-laws; neither the Company nor its subsidiary is in default in the performance or observance of any obligation contained in any agreement or instrument to which it is a party or by which it or any of its assets may be bound or in violation of any law, ordinance, governmental rule, regulation (for the avoidance of doubt, other than failure by the Company to publish its consolidated financial statements in accordance with the recommendations of the German Corporate Governance Code) or decree of any court, government or governmental agency or body having jurisdiction over the Company or its subsidiary or over their respective properties, except for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(15) No event has occurred or is impending which, with the lapse of time or the giving of notice or the compliance with any other formality, may result in any Material Adverse Effect upon the GPC Biotech Corporations.

(16) The execution and delivery by the Company of this Agreement, the Pricing Agreement and the Deposit Agreement, the issue and sale of the New Shares and the compliance by the Company with the provisions of this Agreement, the Pricing Agreement and the Deposit Agreement and the consummation of the transactions herein and therein contemplated:

(i) will not conflict with, or result in a violation of the provisions of, or constitute a default under, any agreement or instrument to which the Company or its subsidiary is a party or by which either of them is bound or to which any of their assets is subject, or any license, permit or authorization held by or issued to the Company or its subsidiary, which such conflict, violation or default could reasonably be expected to have a Material Adverse Effect, or would impair the ability of the Company to consummate, or could otherwise materially adversely affect, the transactions contemplated hereby;

(ii) will not result in any violation of (x) the Articles of Association of the Company or of the certificate of incorporation and by-laws of its subsidiary or (y) any provision of law known to the company, judgment or decree of any Governmental Authority (as defined below) except, in the case of (y), to the extent such violation could not reasonably be expected to have a Material Adverse Effect;

(iii) do not require any consent, authorization, order, registration or qualification (each a “Governmental Authorization”) of or with any court or governmental, regulatory or stock exchange authority having jurisdiction over the Company, its subsidiary or any of their respective assets, or over the Global Offering or any portion thereof (each a “Governmental Authority”), except such as have been obtained and are in full force and effect and except for (a) the registration of the New Shares with the Commercial Register and the admission for listing at the Exchanges, (b) [and the declaration of effectiveness of the Registration Statement by the Commission and] as may be required the registration under state securities and blue sky laws, and (c) such Governmental Authorizations that have been duly obtained and which are in full force and effect and copies of which have been furnished to the Underwriters, except, in the case of (c), for such failures to obtain Governmental Authorizations as could not reasonably be expected to have a Material Adverse Effect.

(17) (a) Except as disclosed in the Offering Documents, the GPC Biotech Corporations own, possess, license or have other rights to use the patents and patent applications, copyrights, trademarks and trademark applications, service marks, trade names, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) and other intellectual property necessary or used, to conduct the Company’s Business (collectively, the “GPC Biotech Intellectual Property”), other than such failures to own, possess, license or have other rights as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in the Offering Documents, none of the patents and patent applications included in the GPC Biotech Intellectual Property are unenforceable or invalid.

(c) The GPC Biotech Corporations own, possess, license or have other rights to own, possess, license or use the patents and patent applications listed on the schedule separately delivered to Goldman Sachs prior to the date hereof (the “Intellectual Property Schedule”) which represent the patents and patent applications included in the GPC Biotech Intellectual Property.

(d) Neither the Company nor its subsidiary is obligated to pay a royalty, grant a license (other than customary grant-back rights to improvements and certain other intellectual property under existing license agreements), or provide other consideration to any third party in connection with the GPC Biotech Intellectual Property other than as disclosed in the Offering Documents, other than such amounts or grants, in either case, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(e) Except as disclosed in the Offering Documents, there are no pending or threatened actions, suits, proceedings or claims by others that the Company or its subsidiary is infringing any patent, trade secret, trade mark, service mark, copyright or other intellectual property or proprietary right, which remains unsettled except for, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, such as could not reasonably be expected to have a Material Adverse Effect.

(f) Except as disclosed in the Offering Documents, the product candidates referenced in the Offering Documents and their methods of production do not infringe any intellectual property right of any third person, other than such infringements as, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could not reasonably be expected to have a Material Adverse Effect.

(g) The patents and patent applications owned by the Company and, to the knowledge of the Company, licensed by the Company and, in both cases, included in the GPC Biotech Intellectual Property disclose patentable subject matter and there are no inventorship challenges nor has any interference been declared or provoked which remains unsettled, nor is any fact known with respect to such patent applications which would preclude the issuance of patents with claims of legally permissible scope or with respect to such patents would render such patents invalid or unenforceable, other than in any case, the effect of which individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could not reasonably be expected to have a Material Adverse Effect.

(h) Except as disclosed in the Intellectual Property Schedule or the Offering Documents, no third person, including any academic or governmental organization, possesses rights to the GPC Biotech Intellectual Property which, if exercised, could reasonably be expected to have a Material Adverse Effect.

(i) The GPC Biotech Corporations are not in breach of, and have complied with all terms of, any license or other agreement relating to the GPC Biotech Intellectual Property, except where the effect of such breach or non-compliance, in either case, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(j) Except as disclosed in the Offering Documents, the Company’s sublicensed rights under the Co-Development and License Agreement dated September 30, 2002 by and between the Company and NeoTherapeutics, Inc. (now known as Spectrum Pharmaceuticals Inc.), shall continue in full force and effect if the license agreement between Spectrum Pharmaceuticals, Inc. and Johnson Matthey plc terminates.

(k) There are no contracts or other documents material to the GPC Biotech Intellectual Property that are required to be disclosed in the Offering Documents that are not so disclosed.

(l) To the knowledge of the GPC Biotech Companies, no member of the Company’s Management Board, none of the employees identified in the section of the Registration Statement “Management Team” and none of the employees of any of the GPC Biotech Companies who are or are likely to become inventors under any patent or patent application, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, other than customary contractual obligations arising from previous employment or other activities and relating to confidential treatment of information and/or transfer and prosecution of intellectual property rights created during such relationships which do not limit such persons’ ability to perform services for or assign intellectual property to the GPC Biotech Corporations, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person’s best efforts to promote the interest of the GPC Biotech Corporations or that would conflict with the Company’s or its subsidiary’s Business, except where the effect of such limitation, interference or conflict, in any case, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(m) It is not necessary to use any inventions, trade secrets or other intellectual property or proprietary information owned by any of the consultants or employees of the GPC Biotech Corporations (or persons it currently intends to hire) made prior to their engagement or employment by the Company in order to conduct the Company’s Business, other than pursuant to licenses entered into by the Company as of the date hereof, or other than individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.

(n) The GPC Biotech Companies and, to the knowledge of the GPC Biotech Companies, their licensors, have complied with the duty of candor and good faith as required by statutory or other government regulations in dealing with the German Patent and Trade Mark Office (Deutsches Patent – und Markenamt), the European Patent Office (Europäisches Patentamt) and the United States Patent and Trademark Office and with corresponding foreign agencies with respect to the foreign counterparts of the foregoing as listed in the Intellectual Property Schedule (all collectively, the “Intellectual Property Offices”), including, as required, any duty to disclose all information believed to be material to the patentability of the Company’s patents and pending patent applications that are GPC Biotech Intellectual Property.

(o) The Intellectual Property Schedule discloses the holders of record of the patent and patent applications included in the GPC Biotech Intellectual Property as recorded at the Intellectual Property Offices.

(p) To the Company’s knowledge, there are no legal or governmental proceedings pending relating to patents, trade secrets, trademarks, service marks, copyrights or other intellectual property, proprietary information or materials, other than Intellectual Property Offices review of pending applications for such intellectual property, and no such proceedings are threatened or, to the Company’s knowledge, contemplated by governmental authorities, which remain unsettled except such proceedings, which individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, as could not reasonably be expected to have a Material Adverse Effect.

(q) The GPC Biotech Corporations, and, to the Company’s knowledge, their licensors, are using commercially reasonable efforts to prosecute, claims in the patent applications included within the GPC Biotech Intellectual Property.

(18) Except as disclosed in the Offering Documents, the GPC Biotech Corporations have obtained all necessary authorizations, consents, approvals, licenses and permits of and from all supra-national, national, provincial and other governmental authorities (in Germany and all other relevant countries) to enable them to conduct their current Business, except for such authorizations, consents, approvals, licenses and permits the failure to obtain which could not reasonably be expected to have a Material Adverse Effect; and there has been no material breach or violation by the GPC Biotech Corporations of their obligations with respect to such authorizations, consents, approvals, licenses and permits; and the Company has no knowledge that any proceeding to withdraw or amend such authorizations, consents, approvals, licenses and permits is pending or imminent, which such withdrawal or amendment, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(19) In conducting their Business, the GPC Biotech Corporations are not in violation of any law, regulation or governmental decree relating to trade law, trade regulation, competition law, the Criminal Code of Germany and other similar laws in other jurisdictions, in which the GPC Biotech Corporations are engaged in their Business, except where such violation could not reasonably be expected to have a Material Adverse Effect.

(20) Except as disclosed in the Offering Documents, there are no, and during the period from January 1, 2002 to the date hereof there have not been any, legal proceedings, arbitration proceedings, administrative proceedings or governmental investigations or other out-of-court proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of the members of its Management Board or its Supervisory Board or its subsidiary or any of its officers or directors is a party, which, if determined adversely to the Company or its subsidiary could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no such proceedings threatened or, to the Company’s knowledge, contemplated by any Governmental Authority, or threatened by others.

(21) Except as disclosed in the Offering Documents, (i) the Company or its subsidiary holds good and marketable title to, and possesses all movable and immovable property owned by them other than Intellectual Property (with regard to which representations and warranties are given by the Company pursuant to Article 7 subsection (17) hereof) which is material for the Business, in each case free and clear of all mortgages, pledges, liens, security interests, charges, claims, restrictions or encumbrances of any kind, except as are not material to the GPC Biotech Corporations taken together and do not materially interfere with the use made and proposal to be made of such property by any of the GPC Biotech Corporations, and (ii) the Company is not aware of any material default under any lease relating to any real property and buildings held under lease directly or indirectly by the GPC Biotech Corporations are held by them under valid, subsisting and enforceable leases.

(22) Except as disclosed in the Offering Documents, there is no contamination of soil, ground-water or building-parts at any of the material properties, plants or constructions currently or formerly used in the operations of the Company or its subsidiary associated with hazardous or toxic substances (Altlasten) which could reasonably be expected to result in liability or require, pursuant to applicable environmental laws as currently in force in Germany, or other public laws in Germany, or comparable Environmental Laws (as defined below) (including, without limitation, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act) in jurisdictions other than Germany, the clean-up of sites or the removal of hazardous or toxic substances from properties, except for any liability, clean-up or removal which could not reasonably be expected to have a Material Adverse Effect.

(23) Except as disclosed in the Offering Documents, (i) the GPC Biotech Corporations are not in violation of, or subject to liability under, any law, regulation, policy, decree or judgment relating to pollution or the protection of human health or the environment (collectively, “Environmental Laws”) including, without limitation, those relating to the release, use, storage or handling of pollutants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) in Germany and outside Germany where the GPC Biotech Corporations or any of their predecessors conduct or have conducted Business, except for any violation which could not reasonably be expected to have a Material Adverse Effect; (ii) all permits, authorizations and approvals (if any) required under any applicable Environmental Laws are permanently obtained (bestandskräftig) and the GPC Biotech Corporations are in compliance with their requirements in all material respects, (iii) there are no pending or, to the best knowledge of the Company, threatened governmental, regulatory or judicial actions, suits, investigations or proceedings relating to any Environmental Law against the Company or its subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (iv) the GPC Biotech Corporations have not assumed, either by contract or by operation of law, the liability of any third party pursuant to any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(24) No labor dispute, strike or other collective bargaining measure currently exists or, to the Company’s knowledge, is currently threatened by any employees of the Company or its subsidiary, or any representative of such employees, which, if resolved to the detriment of the Company or any of its subsidiaries or carried out or implemented, could reasonably be expected to have a Material Adverse Effect.

(25) Neither the Company nor its subsidiary has taken, directly or indirectly, any action which was designed to facilitate the sale or resale of the Offered Shares or which has constituted or might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company.

(26) The Company has the requisite corporate power and authority, and is not prevented from by any contractual obligation, to execute and perform the obligations under this Agreement, the Pricing Agreement and the Deposit Agreement; the corporate resolutions or approvals of the Company necessary for the execution of this Agreement, the Pricing Agreement and the Deposit Agreement have been obtained; after execution, this Agreement, the Pricing Agreement and the Deposit Agreement will, assuming due authorization and execution by the respective other parties thereto, constitute binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to and affecting creditors’ rights and general equity principles.

(27) Upon due issuance by the Depositary of ADRs evidencing the ADSs being delivered at such time against the deposit of the underlying Offered Shares to be deposited by the Company [and the Selling Shareholders] in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs evidencing the ADSs will be duly and validly issued and the holders thereof will be entitled to the rights specified therein and in the Deposit Agreement; and the Deposit Agreement and the ADRs conform in all material respects to the descriptions thereof contained in the U.S. Prospectus.

(28) Each of the Co-Development and License Agreement dated September 30, 2002 by and between the Company and NeoTherapeutics, Inc., the Collaboration and License Agreement dated April 15, 1999, as amended, by and between the Company and Morphosys AG, the Collaboration and License Agreement dated November 1, 2001, as amended, by and between the Company and Altana Pharma AG, and the services agreements (Vorstandsverträge) by and between the Company and its management board members have been duly authorized by the Company, have been duly executed, the Company has not received or given any notice of breach or termination with respect to any such agreements and the Company has no reason to believe that any of such agreements are not valid, legally binding and in full force and effect.

(29) The GPC Biotech Corporations maintain or are covered by insurance that is adequate for the conduct of their Business and customary for the biotech industry.

(30) The GPC Biotech Corporations have taken all reasonable precautions, including staff training, maintenance contracts and back-up facilities, necessary to protect the computer systems (hardware and software) and information technologies and related systems (such as networks) implemented or used by the GPC Biotech Corporations against overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations as well as unauthorized access or manipulation by third parties, in order to ensure that these events cannot cause substantial damage to the general affairs, business or results of operation of the Company or its subsidiary.

(31) Other than as described in the Offering Documents, no ad valorem stamp duty, stamp tax, stamp duty reserve tax, transfer tax or issue, documentary or certification tax imposed by any government department or other taxing authority of or in Germany is payable in connection with (i) the deposit with the Depositary of Shares against the issuance of ADRs evidencing the ADSs to be delivered pursuant to this Agreement, (ii) the sale and transfer of Offered Shares and ADSs to or for the respective accounts of the Underwriters, or (iii) the sale and delivery of Offered Shares and ADSs by the Underwriters to those purchasing such Shares and ADSs from such Underwriters.

(32) Ernst & Young AG Wirtschaftsprüfungsgesellschaft (“Ernst & Young”), who have certified certain financial statements of the Company and its consolidated subsidiary, are independent public accountants within the meaning of § 319 German Commercial Code (HGB) and § 43 (1) German Regulation of the Profession of Wirtschaftsprüfer (Berufsordnung der Wirtschaftsprüfer); Ernst & Young would also be considered independent public accountants under the Securities Act and the rules and regulations thereunder.

(33) The Management Board has adopted the resolution specified in Rule 3a-8(a)(6)(iv) under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), which resolution has been recorded contemporaneously in its minute books or comparable documents, and has adopted a written investment policy with respect to the Company’s capital preservation investments in accordance with the requirements of Rule 3a-8(a)(7) under the 1940 Act, and the Company is not, and after giving effect to the offering and sale of the Offered Shares and the application of the proceeds from the sale thereof as described in the Offering Documents will not be an “investment company”, as such term is defined in the 1940 Act.

(34) The Company is not, and, for the year ended December 31, 2004, believes it will not be, a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(35) Neither the Company nor its subsidiary is engaged in any transaction that is prohibited by any of the economic sanctions of the United States administered by the U.S. Treasury Department’s Office of Foreign Assets Control with any country or person targeted by such economic sanctions.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

Effective as of the date hereof and of the Pricing Agreement and as of the Firm Shares Closing Date, each of the Selling Shareholders (as regards matters concerning itself), severally and not jointly, warrants to each of the Underwriters and the Company, in the form of an independent guarantee and irrespective of negligence and irrespective of defenses (Einwendungen) or objections (Einreden):

(1) This Agreement has been duly executed and delivered by him or on his behalf.

(2) The execution and delivery by each Selling Shareholder of, and the performance by each Selling Shareholders of its obligations under, this Agreement will not contravene any provision of applicable laws and regulations, as the case may be, or any agreement or other instrument binding upon such Selling Shareholder or any judgment, order or decree of any Governmental Authority having jurisdiction over such Selling Shareholder, and any Governmental Authorization for the performance by such Selling Shareholder of their obligations under this Agreement has been fully obtained.

(3) He is, and at the time of delivery to the Underwriters shall be, the owner of the Old Shares then delivered and such ownership shall be free from any claims for payment of outstanding contributions thereon and free of all pledges, liens or other third party rights of any kind whatsoever. He has, and on the Firm Shares Closing Date will have, the legal right and power to enter into this Agreement and to sell, transfer and deliver the Old Shares. Delivery of the Old Shares pursuant to Article 2(3) of this Agreement will transfer ownership of the Old Shares to the Underwriters or investors, as the case may be, free from any claims for payment of outstanding contributions thereon and free of all security interests, claims, pledges, liens or other third party rights of any kind whatsoever. The sale and delivery of the Old Shares will not be subject to any right of first refusal or similar rights.

(4) Neither the Selling Shareholder nor any of his affiliates (not including, for purposes of this subsection (4), the Company or its subsidiary, in respect of which the Selling Shareholders make no representation) has taken, directly or indirectly, any action which was designed to facilitate the sale or resale of the Offered Shares or which has constituted or might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company.

ARTICLE 9

UNDERTAKINGS OF THE COMPANY

The Company covenants and agrees with each Underwriter as follows:

(1) If, at any time within the six-month period following the date of the introduction to trading (Einführung) of the Shares on the Frankfurt Stock Exchange, an Amendment Event (as defined below) occurs, the Company shall promptly prepare and publish in accordance with applicable laws and regulations an appropriate corrective amendment of or supplement to the Offering Documents. For purposes of the foregoing, “Amendment Event” shall mean circumstances which require an amendment of or a supplement to the Offering Documents in order to ensure that (i) the Offering Documents, as of their dates, do not contain an untrue statement of, or omit to state, a fact which is material for the assessment of the Shares (unrichtige oder unvollständige Angaben, die für die Beurteilung der Wertpapiere wesentlich sind), all within the meaning of § 13 of the German Securities Sales Prospectus Act and §§ 44, 55 of the German Stock Exchange Act, and (ii) changes of circumstances, if any, that have occurred prior to the introduction to trading are reflected in an amendment to the Offering Documents as provided for in § 11 German Securities Sales Prospectus Act and § 52(2) German Stock Exchange Admission Regulation (Börsenzulassungsverordnung), § 69(1) Exchange Rules for the Frankfurt Stock Exchange (Börsenordnung).

(2) If prior to the expiration of nine months after the time of issue of any Offering Documents in connection with the offering or sale of the Offered Shares any events shall have occurred as a result of which the Offering Documents, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, based on the advice of counsel to Goldman Sachs, the Selling Shareholders or the Company, as the case may be, it is necessary at any such time to amend or supplement any Offering Document to comply with any applicable law, the Company will, upon request of Goldman Sachs, prepare and furnish without charge to the Underwriters as many copies as Goldman Sachs may from time to time reasonably request of an amendment or supplement which will correct such statement or omission or effect such compliance. In case any Underwriter is required to deliver an Offering Document in connection with sales of the Offered Shares at any time on or after the date that is nine months after the time of issue of any Offering Documents in connection with the offering or sale of the Offered Shares, upon the request of Goldman Sachs, but at the expense of such Underwriter, the Company will prepare as many copies as Goldman Sachs may request of an amendment or supplement which will correct such statement or omission or effect such compliance. No such amendment or supplement will be made without the consent of Goldman Sachs (such consent not to be unreasonably withheld if reasonable prior notice and sufficient opportunity to comment has been given).

(3) The Company will take all necessary steps, including preparing all amendments or supplements to the Offering Documents, in order to comply with all applicable legal requirements and all applicable rules and regulations of any competent Governmental Authority in connection with the Global Offering.

(4) The Company will, promptly from time to time, take such action as Goldman Sachs may reasonably request to qualify the Offered Shares for offering and sale under the securities laws of such jurisdictions as Goldman Sachs may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Offered Shares; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction where it is not subject to taxation prior to such action.

(5) For a period of one year after the Firm Shares Closing Date, promptly after receipt thereof, the Company will notify Goldman Sachs of any communication received by it from the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), any stock exchange or other regulatory authority, that may reasonably be expected to have a Material Adverse Effect on the Global Offering or relating to the form, content or use of any Offering Document, and, to the extent permitted by applicable law, the Company will promptly provide Goldman Sachs with copies of any such communication that is in writing and a written summary of any such oral communication.

(6) Between the date hereof and six months after the Firm Shares Closing Date, prior to issuing any public announcement in Germany or elsewhere that may reasonably be expected to have a material adverse effect on the Global Offering or relating to the form, content or use of any Offering Document, to the extent permitted and except as otherwise required by applicable law, the Company will and will use reasonable efforts to cause all parties acting on its behalf to, notify and obtain consent from Goldman Sachs regarding such announcement, such consent not to be unreasonably withheld.

(7) The Company will furnish to Goldman Sachs without charge three signed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and furnish to each Underwriter in the locations specified by such Underwriter, without charge, as promptly as practicable following the execution of the Pricing Agreement as many copies of each final Offering Document as each Underwriter may reasonably request.

(8) Before amending or supplementing the Registration Statement or any Offering Document, the Company will furnish to Goldman Sachs a copy of each such proposed amendment or supplement and, except as required by law, will not file any such proposed amendment or supplement to which Goldman Sachs reasonably object, will file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act the Final U.S. Prospectus and any other prospectus required to be filed pursuant to such Rule, including the prospectus supplement required by Item 512(c) of Regulation S-K.

(9) During a period of two years from the date of the Pricing Agreement, the Company shall furnish to Goldman Sachs copies of all reports and financial statements furnished to or filed with the Commission or the Exchanges.

(10) During a period of three years following the Firm Shares Closing Date, the Company will take all actions necessary to maintain the listing of all existing Shares of the Company on the Frankfurt Stock Exchange and the Nasdaq National Market unless maintenance of the listing is unreasonably burdensome for the Company and the Company keeps or provides for an acceptable alternative listing.

(11) The Company will not take during the period of 30 days following the Firm Shares Closing Date, directly or indirectly, any action which was or is designed to result in the stabilization or manipulation of the price of the Offered Shares or any other security of the Company or any instrument evidencing rights to Offered Shares or any such other security, or any action on the capital markets which results in such stabilization or manipulation or which might reasonably be expected to have such result. Without affecting the foregoing sentence, the Company will, in connection with the Global Offering, comply with the requirements set forth in the Regulation regarding the Prohibition against Market Manipulation (Verordnung zur Konkretisierung des Verbotes der Kurs- und Marktpreismanipulation) under the German Securities Trading Act, inter alia with respect to the disclosure and publication requirements under § 9 of such Regulation.

(12) The Company will use the net proceeds received by it from the sale of the Offered Shares pursuant to this Agreement substantially in the manner specified in the Offering Documents under the caption “Use of Proceeds”. The proceeds from the Global Offering will not be used to fund any operations in, finance any investments in or make any payments to any country, or to make any payments to any person, targeted by any of the economic sanctions of the United States administered by the U.S. Treasury Department’s Office of Foreign Assets Control.

(13) The Company shall make generally available to the Company’s security holders and to Goldman Sachs as soon as practicable but in any event not later than 18 months after the effective date of the Registration Statement an earnings statement (which need not be audited) covering the twelve-month period ending                 , 2004 complying with the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158).

(14) The Company will not become an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended, for a period of three years following the Optional Shares Closing Date.

(15) During the period commencing on the date of this Agreement and ending 180 days after the date of this Agreement, without the prior written consent of Goldman Sachs, the Company, or, in respect of (a) and (b) below, its Management Board or Supervisory Board, to the extent permitted by law, will not:

(a) exercise an authorization pursuant to its Articles of Association to increase its capital, except for purposes of fulfilling option rights issued on the basis of shareholders resolutions in 1999 and 2000 or upon the Mitotix merger in March 2000 (as provided for in § 5(5)a)(1) through (4) of the Articles of Association);

(b) submit a proposal for a capital increase to any meeting of the shareholders for resolution (which, for the avoidance of doubt, shall not preclude the Company from proposing to a meeting of its shareholders a resolution for an authorized capital (genehmigtes Kapital) or for a conditional capital (bedingtes Kapital);

(c) unless being required by applicable law, offer, pledge, allot, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares in its capital or any securities convertible into or exercisable or exchangeable for shares in its capital or enter into any swap or other arrangement that transfers to another, in whole or in part, the economic risk of ownership of shares in its capital, whether any such transaction described above is to be settled by delivery of shares in its capital or such other securities, in cash or otherwise (other than for the purpose of issuing ordinary shares, options rights or conversion rights in respect of ordinary shares to holders of stock options or convertible bonds under the Company’s existing stock option plans and convertible bond programs).

This subsection (15) shall not apply to (i) the Shares to be sold hereunder and (ii) Shares issued against contribution in cash or kind directly to third parties in connection with partnering, collaboration, licensing or other strategic transactions or in connection with an acquisition or joint venture, provided, however, that a capital increase in connection with an acquisition or joint venture shall be limited to 10% of the then existing share capital. In the case of (ii) above, the Company agrees that it will use reasonable commercial efforts to assure that the purchaser of such Shares will itself comply with the restrictions on the sale of Shares contained in this subsection (15).

ARTICLE 10

UNDERTAKINGS OF THE SELLING SHAREHOLDERS

(1) Each of the Selling Shareholders severally hereby agrees with each Underwriter that, without the prior written consent of Goldman Sachs, during the period ending 180 days after the date of this Agreement it will not:

(a) offer, pledge, allot, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares of the Company or any securities convertible into or exercisable or exchangeable for Shares of the Company,

(b) enter into any swap or other arrangement that transfers to another, in whole or in part, the economic risk of ownership of Shares of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares of the Company or such other securities, in cash or otherwise, or

(c) make any demand for or exercise any right with respect to, the registration under U.S. securities laws of any Shares of the Company or any security convertible into or exercisable or exchangeable for Shares of the Company, or

(d) propose any increase in the share capital of the Company, vote in favor of such a proposed increase or otherwise support any capital increase proposed with respect to the Company, except to the extent the Company itself is or would be permitted to propose such resolution in accordance with Article 9(15)(b) above.

(2) Each of the Selling Shareholders agrees that it shall not take during the period of 30 days following the Firm Shares Closing Date, directly or indirectly, any action designed to result in the stabilization or manipulation of the price of the Offered Shares or any other security of the Company or any instrument evidencing rights to Offered Shares or any such other security, or any action on the capital markets which results in such stabilization or manipulation or which might reasonably be expected to have such result.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES AND UNDERTAKINGS BY THE

UNDERWRITERS

Each of the Underwriters acknowledges that no action has been or will be taken in any jurisdiction other than Germany and the United States that would constitute a public offering of the Offered Shares. Each Underwriter warrants, severally and not jointly, in the form of an independent guarantee and irrespective of negligence and irrespective of defenses and objections, that it and each of its Affiliates have complied and will comply in connection with the Global Offering with all applicable securities laws and regulations in each jurisdiction in which it offers, sells or delivers Offered Shares or has in its possession or distributes any of the Offering Documents or any other offering material relating to the issue, subscription, sale and delivery of the Offered Shares.

ARTICLE 12

INDEMNIFICATION

(1) Indemnification of Underwriters. (a) The Company agrees to indemnify each Underwriter and its directors, officers, partners and employees, any affiliate of such Underwriter and each person who may be deemed to control such Underwriter (each an “Indemnified Person”), against any losses, claims, damages or liabilities to which such Indemnified Person may become subject and which arise out of, or in relation to, or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Offering Documents or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statement or misstatement made in reliance upon and in conformity with information furnished in writing to the Company by Goldman Sachs on behalf of the several Underwriters expressly for use therein. In each such case, the Company will in addition reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred.

(b) Each of the Selling Shareholders, severally and not jointly, agrees to indemnify each Underwriter and its directors, officers, partners and employees, any affiliate of such Underwriter and each person who may be deemed to control such Underwriter (each an “Indemnified Person”), against any losses, claims, damages or liabilities to which such Indemnified Person may become subject and which arise out of, or in relation to, or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Offering Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information regarding the Selling Shareholder furnished to the Company or such Underwriter by or on behalf of such Selling Shareholder for use specifically therein (such information listed in its entirety in Schedule IV B hereto), except for any statement or misstatement made in reliance upon and in conformity with information furnished in writing to the Company by Goldman Sachs on behalf of the several Underwriters expressly for use therein. In each such case, the Company will in addition reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred, except where such reimbursement by the Company may not be enforceable under applicable laws, in particular § 57 German Stock Corporation Act. If the reimbursement may not be enforceable, the Selling Shareholders, severally and not jointly, will reimburse each Indemnified Person accordingly. The liability of each Selling Shareholder is limited to the gross proceeds attributable to such Selling Shareholder in the Global Offering.

(2) No Release. The Company and the Selling Shareholders expressly acknowledge that neither of them shall be released from their respective obligations under subsection (1) above by reason of (a) the fact that the Underwriters have, or will have, assisted in the drafting of the Offering Documents and that the Offering Documents may also be signed by the Underwriters or (b) any investigation (or any statement as to the results of any investigation) made by or on behalf of any Underwriter or any other Indemnified Person under subsection (1).

(3) Indemnification of the Company and the Selling Shareholders. Each Underwriter agrees, severally and not jointly, to indemnify the Company and each Selling Shareholder and their respective directors, officers and employees, affiliates and any person who may be deemed to control the Company and such Selling Shareholder under any applicable laws (each an “Indemnified Person”), against any losses, claims, damages or liabilities to which such Indemnified Person may become subject and which arise out of, in relation to, or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Offering Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that such inaccurate statement or alleged inaccurate statement was made in reliance on, and in conformity with, written information furnished to the Company by such Underwriter through Goldman Sachs expressly for use therein. Such Underwriter will in addition reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim as such expenses are incurred. This indemnification shall not constitute any joint liability (gesamtschuldnerische Haftung) among the Underwriters. The several obligation of the respective Underwriter shall be equivalent to its underwriting percentage (as determined in accordance with Schedule II).

(4) Assumption of Defense. After receipt by an Indemnified Person under subsection (1) or (3) (each an “Indemnified Person”) of notice of the commencement of any action, proceeding (including any governmental of official proceeding) or the assertion of a claim (each an “Action”) for which an indemnification can be requested under this Article 12, such Indemnified Person shall promptly notify the person which is obliged to indemnify and hold harmless (each an “Indemnifying Person”) in writing of the commencement of the Action. The omission to promptly notify the Indemnifying Person shall not relieve it from any liability which it may have to any Indemnified Person, unless a delayed notice or the omission of a notice has materially adversely affected the possibility of the Indemnifying Person to affect the outcome of the Action or led to an increased loss. Promptly upon such notice by the Indemnified Person, the Indemnifying Person shall be entitled to engage counsel reasonably satisfactory to the Indemnified Person in order to represent this person and other persons named by the Indemnifying Person in connection with the Action, shall be entitled to assume the defense thereof; the fees and expenses of such counsel shall be at the expense of the Indemnifying Person. In any Action where the Indemnifying Person has assumed the defense and has engaged counsel, any Indemnified Party shall have the right to retain its own counsel. The fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (for the avoidance of doubt, in such events fees and cost shall be at the expense of the Indemnifying Person): (i) the Indemnifying Person did not engage a counsel reasonably satisfactory to the Indemnified Person without undue delay (ohne schuldhaftes Zögern) or (ii) the named parties to any such Action include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the Indemnified Party could submit defenses not available to the Indemnifying Person. The Indemnifying Party shall not, in respect of an Action or a proceeding related thereto in the same jurisdiction, be liable for the fees and expenses of more than one separate firm; all fees and costs shall be reimbursed as soon as they are incurred by the Indemnified Person.

(5) Settlement. No person against whom an indemnity in accordance with subsection (1) or (3) may be sought (the “Indemnifying Person”) shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. Without the consent of the Indemnifying Person (which consent may not be unreasonably withheld), the Indemnified Person shall not be entitled to effect the settlement of an action, unless the Indemnifying Person has failed to assume the defense in an action in accordance with the provisions of the foregoing paragraph.

(6) Termination of No Effect on Indemnities. The foregoing indemnities shall remain unaffected by any termination of this Agreement or the completion of the Global Offering.

(7) Non-Exclusive Remedy. The respective obligations of the Company, the Selling Shareholders and the Underwriters under this Article 12 shall be in addition to any liability which such parties may otherwise have, in particular for breach of representations and warranties or for breach of undertakings.

ARTICLE 13

FEES AND EXPENSES

(1) Underwriters’ Fee. The Company with respect to each New Share and Optional Share (if any) on the one hand and the Selling Shareholders with respect to each Old Share on the other hand agree to pay to the Underwriters a gross commission (representing the combined selling concession, underwriting commission and management fees) of 6.5% of the respective Share Offer Price of each Offered Share placed in the Global Offering (the “Underwriters’ Fee”) in consideration of the obligations of the Underwriters as constituted in this Agreement.

(2) Cost of the Underwriters. In addition, regardless of whether the Global Offering is completed, the Company agree to pay or cause to be paid the respective reasonable out-of-pocket expenses incurred by the Underwriters in connection with the placement of the Offered Shares (up to an amount of € 660,000.00).

(3) Additional Responsibilities of the Company. The Company shall also be solely responsible for:

(a) fees, disbursements and expenses of counsel to the Company;

(b) expenses for accountants in connection with the preparation of the Registration Statement and Offering Documents and amendments and supplements thereto;

(c) legal fees and expenses incurred in connection with the review and qualification of the offering of the Shares and ADSs by the National Association of Securities Dealers, Inc., and

(d) all other expenses relating to the Global Offering including, but not limited to:

(i) the Company’s costs and expenses for the “road show”, including travel, food and accommodation and associated expenses incurred by the Company in connection with the Global Offering;

(ii) expenses of printing, translating and distributing the Registration Statement and the Offering Documents;

(iii) all filing, listing, stock exchange and registration fees payable in connection with the registration or qualification of the Global Offering or the listing of the Shares to the Frankfurt Stock Exchange and the Nasdaq National Market;

(iv) the costs and charges of any transfer agent, registrar, or depositary, or clearing system, including all costs and expenses related to the issuance, transfer and delivery of Shares or ADRs representing ADSs to the Underwriters or the deposit by the Company, the Selling Shareholders or the Underwriters of Shares with the Depositary (including any stamp, transfer or similar taxes payable thereon); and

(v) the costs and charges of printing certificates representing Shares and ADR certificates evidencing ADSs;

(vi) the costs of the German retail and overall marketing and advertising and media campaign, costs for public relations advisors and other publication costs (such as costs of the Hinweisbekanntmachung and the Bezugsangebot).

(4) VAT. Except as stated otherwise, all amounts payable to Goldman Sachs or any other Underwriter under the terms of this Agreement are exclusive of Value Added Tax and any other similar taxes (“VAT”). All amounts charged by Goldman Sachs or any other Underwriter will be invoiced together with VAT where appropriate.

(5) Payments. All amounts payable under subsection (1), (2) and (3) of this Article 13 may be deducted by Goldman Sachs from payments pursuant to Article 4 before payment to the Company and the Selling Shareholders.

(6) Costs in Case of Non-Completion. If this Agreement has been terminated in accordance with Article 16, Goldman Sachs shall be compensated for the out-of-pocket expenses and the other costs as set out in Article 13(2) by the Company. Such compensation shall be paid within 30 days from the date that the invoice for such out-of-pocket expenses has been delivered to the Company.

ARTICLE 14

CONDITIONS TO THE UNDERWRITERS’ OBLIGATIONS WITH RESPECT TO

THE FIRM SHARES

(1) Conditions regarding Subscription Time. The obligation of Goldman Sachs to deliver the Subscription Certificate for the New Shares to be issued by the Company is subject to the condition that, at and as of the time the Subscription Certificate for such New Shares is signed by Goldman Sachs and delivered to the Company (the “Subscription Time”):

(a) Goldman Sachs shall have received certified copies of the resolutions of the Management Board and Supervisory Board of the Company authorizing the issue and sale of the New Shares.

(b) The Underwriters shall have received on                 , 2004 [Date of German Prospectus and the Preliminary International Prospectus]:

(i) Legal opinions and disclosure letters of Shearman & Sterling LLP, German and U.S. counsel for the Company, dated the dates of the German Prospectus and the International Preliminary Prospectus, relating to the disclosure contained in the German Prospectus and the International Preliminary Prospectus, both in form and substance satisfactory to the Underwriters,

(ii) Legal opinions and disclosure letters of Sullivan & Cromwell LLP, German and U.S. counsel for the Underwriters, dated the dates of the German Prospectus and the International Preliminary Prospectus, relating to the disclosure contained in the German Prospectus and the International Preliminary Prospectus, both in form and substance satisfactory to the Underwriters;

(iii) Legal opinions of Ropes & Gray and Covington & Burling, special counsels to the Company, relating to issues of intellectual property, regulation and alliances and confirming the accuracy of the disclosure as to such matters in the Preliminary International Prospectus, in form and substance satisfactory to the Underwriters; and

(iv) A comfort letter or letters from Ernst & Young, dated the dates of the German Prospectus, the International Preliminary Prospectus and the Preliminary U.S. Prospectus, as the case may be, in form and substance satisfactory to the Underwriters, both in form and substance satisfactory to the Underwriters.

(2) Conditions regarding Firm Shares Closing Date. The obligations of the Underwriters for payments with respect to the Firm Shares to (i) the Company and (ii) the Selling Shareholders pursuant to the terms of this Agreement and the Pricing Agreement at the Firm Shares Closing Date shall be subject to the conditions that prior to [7:00 a.m.] (Frankfurt time) on the Firm Shares Closing Date (the “Firm Shares Closing Time”):

(a) No Material Adverse Change as defined in subsection (4) of this Article 14 shall have occurred.

(b) The Company shall have delivered (i) to Goldman Sachs in accordance with Article 1(6), duly executed Global Share Certificates evidencing the New Shares, and (ii) to Goldman Sachs in accordance with Article 1(3)(b), a certified excerpt from the Commercial Register evidencing the increase in capital represented by the New Shares. The Selling Shareholders shall have transferred the Old Shares to be sold by way of book-entry delivery in accordance with Article 2(3) above.

(c) The Shares shall have been duly admitted for listing on the Frankfurt Stock Exchange and the ADSs shall have been duly listed for quotation on the Nasdaq National Market.

(d) The Registration Statement shall have become effective at or before the time the Underwriting Agreement is executed and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(e) The Pricing Agreement shall have been duly executed by the Company, the Selling Shareholders and Goldman Sachs on behalf of the several Underwriters.

(f) The Underwriters shall have received on the Firm Shares Closing Date and dated the date thereof:

(i) A certificate signed by the chief executive officer and chief financial officer of the Company acting in such capacity (the “Company Certificate”), to the effect that the representations and warranties of the Company contained in this Agreement are true and accurate in all respects as of such date by reference to the facts and circumstances subsisting at that date as though they had been given and made at that date and that the Company has complied with all of the obligations under this Agreement and satisfied all of the conditions on its part to be performed or satisfied on or before the date hereof.

(ii) From each of the Selling Shareholders a certificate signed by such Selling Shareholder, to the effect that the representations and warranties of such Selling Shareholder contained in this Agreement are true and accurate in all respects as of such date by reference to the facts and circumstances subsisting at that date as though they had been given and made at that date and that such Selling Shareholder has complied with all obligations under this Agreement and satisfied all of the conditions on its part to be performed or satisfied on or before the date hereof (each a “Shareholder Certificate”).

(g) The Underwriters shall have received on the Firm Shares Closing Date and dated the date thereof:

(i) A legal opinion of [•], general counsel for the Company, substantially to the effect set forth in Schedule V hereto;

(ii) A legal opinion and a disclosure letter relating to the German Prospectus, dated the date of the Firm Shares Closing Date, of Shearman & Sterling LLP, German counsel to the Company, substantially to the effect set forth in Schedule VI (A) and (B) hereto, both in form and substance satisfactory to the Underwriters;

(iii) A legal opinion and a disclosure letter relating to the disclosure contained in the Final U.S. Prospectus and the Final International Prospectus of Shearman & Sterling LLP, U.S. counsel to the Company, substantially to the effect set forth in Schedule VI (C) and (D) hereto;

(iv) A legal opinion and a disclosure letter relating to the German Prospectus, in form and substance satisfactory to the Underwriters, dated the date of the Firm Shares Closing Date, of Sullivan & Cromwell LLP, German and U.S. counsel to the Underwriters, as well as a a legal opinion and a disclosure letter relating to the disclosure contained in the Final U.S. Prospectus and the Final International Prospectus;

(v) Legal opinions of Ropes & Gray and Covington & Burling, special counsels to the Company, relating to issues of intellectual property, regulation and alliances and confirming the accuracy of the disclosure as to such matters in the Final U.S. Prospectus and the Final International Prospectus, in form and substance satisfactory to the Underwriters, substantially to the effect set forth in Schedule VII hereto; and

(vi) A legal opinion of [•], counsel for the Depositary, in form and substance satisfactory to the Underwriters, substantially to the effect set forth in Schedule VIII hereto.

(h) Goldman Sachs shall have received, (i) on each of the date of the German Prospectus, the Final U.S. Prospectus, the Final International Prospectus, the execution of the Pricing Agreement and (ii) on the Firm Shares Closing Date, comfort letters dated the date of the German Prospectus, the Final U.S. Prospectus, the Final International Prospectus, as the case may be, and on the Firm Shares Closing Date, from Ernst & Young, substantially to the effect set forth in Schedule IX hereto.

(i) The Depositary shall have furnished or caused to be furnished to Goldman Sachs on the Firm Shares Closing Date evidence reasonably satisfactory to Goldman Sachs of the deposit with it of the Shares being so deposited against the issuance of ADRs evidencing the ADSs to be delivered on the Firm Shares Closing Date, and the execution, countersignature (if applicable), issuance and delivery of ADRs evidencing such ADSs pursuant to the Deposit Agreement.

(3) Waiver of Conditions Precedent. Goldman Sachs may waive any of the foregoing conditions in its discretion. If any of the foregoing conditions has not been satisfied on the Firm Shares Closing Date or such later date, but not later than                 , 2004, as Goldman Sachs, the Company and the Selling Shareholders may agree and Goldman Sachs has not waived such condition pursuant to the preceding sentence, Goldman Sachs may terminate this Agreement in accordance with Article 16 below.

(4) Material Adverse Change. For purposes of Articles 14 through 16, a “Material Adverse Change” means any of the following events:

(a) (i) The Company or its subsidiary, taken together, has sustained since the date of the latest audited financial statements included in the Offering Documents a loss or interference with its business from fire, explosion, flood or other calamity (whether or not covered by insurance), or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Documents; or (ii) since the respective dates as of which information is given in the Offering Documents, there has been any change to the share capital (Grundkapital) or long-term debt of the Company or its subsidiary or any change, or any development involving a prospective change, in or affecting the general affairs, business, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiary, otherwise than as set forth or contemplated in the Offering Documents, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of Goldman Sachs so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the Offered Shares or ADSs on the terms and in the manner contemplated in the Offering Documents; or

(b) There has occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the Frankfurt Stock Exchange, the New York Stock Exchange or Nasdaq National Market; (ii) a suspension or material limitation in trading in the Company’s securities on the Frankfurt Stock Exchange; (iii) a general moratorium on banking activities Frankfurt, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the Federal Republic of Germany, the United Kingdom or the United States; (iv) a change or development involving a prospective change in German taxation affecting the Company, the Shares or ADSs of the Company or the transfer thereof or the imposition of exchange controls by the Federal Republic of Germany or the United States; (v) the outbreak or escalation of hostilities involving the Federal Republic of Germany, the United Kingdom or the United States or the declaration by the Federal Republic of Germany, the United Kingdom or the United States of a national emergency or war or (vi) the occurrence of any acts of terrorism or any other calamity or crisis or any change in financial, political or economic conditions or currency exchange rates or controls in the Federal Republic of Germany, the United Kingdom or the United States or elsewhere, if, in the case of the effect of any such event specified in clause (iv), (v) or (vi) in the judgment of Goldman Sachs makes it impractical or inadvisable to proceed with the Global Offering or the delivery of the Offered Shares or ADSs on the terms and in the manner contemplated in the Offering Documents.

ARTICLE 15

CONDITIONS TO THE UNDERWRITERS’ OBLIGATIONS WITH RESPECT TO

THE OPTIONAL SHARES

(1) Conditions regarding Optional Share Closing Date. Payment of the Reoffer Price for the Optional Shares by the Underwriters shall be subject to the conditions that:

(a) No Material Adverse Change as defined in subsection (4) of Article 14 shall have occurred.

(b) The Company shall have delivered (i) to Goldman Sachs in accordance with Article 5(3)(d), a duly executed Global Share Certificate evidencing the Optional Shares, and (ii) to Goldman Sachs in accordance with Article 5(3)(c), a certified excerpt from the Commercial Register evidencing the increase in capital represented by the Optional Shares.

(c) The Optional Shares shall have been duly admitted, and continue to be admitted, for listing on the Frankfurt Stock Exchange and the ADSs shall have been duly listed for quotation on the Nasdaq National Market and continue to be listed on the Nasdaq National Market.

(d) The Registration Statement shall have been declared effective by the Commission at or before the time the Underwriting Agreement is executed and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(e) The Pricing Agreement shall have been duly executed by the Company, the Selling Shareholders and Goldman Sachs on behalf of the Underwriters.

(f) The Underwriters shall have received on the Optional Shares Closing Date (and dated the date thereof) a Company Certificate signed by the chief executive officer and chief financial officer of the Company acting in such capacity, to the effect that the representations and warranties of the Company contained in this Agreement are true and accurate in all respects as of such date by reference to the facts and circumstances subsisting at that date as though they had been given and made at that date and that the Company has complied with all of the obligations under this Agreement and satisfied all of the conditions on its part to be performed or satisfied on or before the date hereof.

(g) The Underwriters shall have received on the Optional Shares Closing Date and dated the date thereof:

(i) A legal opinion of [•], general counsel for the Company, substantially to the effect set forth in Schedule V hereto;

(ii) A legal opinion and a disclosure letter relating to the German Prospectus, dated the date of the Optional Shares Closing Date, of Shearman & Sterling LLP, German counsel to the Company, substantially to the effect set forth in Schedule VI (A) and (B) hereto, both in form and substance satisfactory to the Underwriters;

(iii) A legal opinion of Shearman & Sterling LLP, U.S. counsel to the Company, substantially to the effect set forth in Schedule VI hereto;

(iv) Legal opinions and a disclosure letter relating to the German Prospectus, in form and substance satisfactory to the Underwriters, dated the date of the Optional Shares Closing Date, of Sullivan & Cromwell LLP, German and U.S. counsel to the Underwriters, as well as a disclosure letter relating to the disclosure contained in the U.S. Prospectus and the Final International Prospectus;

(v) Legal opinions of Ropes & Gray and Covington & Burling, special counsels to the Company, relating to issues of intellectual property, regulation and alliances and confirming the accuracy of the disclosure as to such matters in the Final U.S. Prospectus and the Final International Prospectus, in form and substance satisfactory to the Underwriters, substantially to the effect set forth in Schedule VII hereto; and

(vi) A legal opinion of [•], counsel for the Depositary, in form and substance satisfactory to the Underwriters, substantially to the effect set forth in Schedule VIII hereto.

(h) Goldman Sachs shall have received, (i) on each of the date of the German Prospectus, the Final U.S. Prospectus and the Final International Prospectus, and (ii) on the Optional Shares Closing Date, a comfort letter dated the date of the German

Prospectus, the Final U.S. Prospectus, the Final International Prospectus or the Optional Shares Closing Date, as the case may be, from Ernst & Young, substantially to the effect set forth in Schedule IX hereto.

(i) The Depositary shall have furnished or caused to be furnished to Goldman Sachs on the Optional Shares Closing Date evidence reasonably satisfactory to Goldman Sachs of the deposit with it of the Shares being so deposited against the issuance of ADRs evidencing the ADSs to be delivered on the Optional Shares Closing Date, and the execution, countersignature (if applicable), issuance and delivery of ADRs evidencing such ADSs pursuant to the Deposit Agreement.

(2) Waiver of Conditions Precedent. Goldman Sachs may waive any of the foregoing conditions in its discretion.

ARTICLE 16

TERMINATION

(1) Termination by Goldman Sachs on behalf of the several Underwriters. Goldman Sachs on behalf of the several Underwriters may at any given time prior to the Firm Shares Closing Date by notice to the Company terminate this Agreement and the Pricing Agreement (if already executed), if Goldman Sachs determines that (i) any of the conditions referred to in Article 14(1) shall not be satisfied at the Subscription Time, or (ii) any of the conditions referred to in Article 14(2) shall not be satisfied at the Firm Shares Closing Date, or (iii) a Material Adverse Change, as defined in Article 14(4), has occurred at any time between the date of this Agreement and the Firm Shares Closing Date.

(2) General Consequences of Termination. No party shall, upon such termination and subject to subsection (5) below, be under any liability to any other party in respect of this Agreement, except that (a) the respective indemnities, agreements, representations, warranties and other statements of the Company, the Selling Shareholders and the Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall remain in full force and effect and (b) the Company shall bear any out-of-pocket expenses (including legal fees) reasonably incurred by the Underwriters in connection with the transaction contemplated by this Agreement prior to such termination. Any additional expenses arising from the procedures under subsections (3) through (5) below shall be reimbursed to the Underwriters by the Company. Articles 19 and 20 shall also continue to apply after termination.

(3) Termination Prior to Registration of Capital Increase. Should Goldman Sachs on behalf of the several Underwriters determine that any of the conditions referred to in Article 14(1) hereof is not or cannot be satisfied at any time between the delivery to the Company of the Subscription Certificate for the New Shares and registration with the Commercial Register of the capital increase relating to the New Shares, or should Goldman Sachs on behalf of the several Underwriters during such time terminate this Agreement pursuant to subsection (1) of this Article 16, Goldman Sachs on behalf of the several Underwriters may, by notice in writing to the Company, require the Company to use its best efforts to procure that the application for the registration is withdrawn. If such application for registration is successfully withdrawn, each of the parties shall be released and discharged from their respective obligations hereunder and the Company shall return the Subscription Certificates for the New Shares and release any amounts credited to the Capital Increase Account to Goldman Sachs. Such termination shall not apply to the reimbursement obligations of the Company with respect to the costs, charges and expenses incurred pursuant to the terms of Article 13(2) and (3) of this Agreement; in addition, the Company shall be obliged to reimburse the Underwriters for reasonable expenses as set out in subsection (2) above. If the Company fails to withdraw the Subscription Certificate and its application for registration and the registration of the capital increase for the New Shares is subsequently registered with the Commercial Register, subsection (4) of this Article 16 shall apply.

(4) Termination Subsequent to Registration of Capital Increase. If at any time after the registration of the capital increase relating to the New Shares with the Commercial Register and before the Firm Shares Closing Date one or more of the conditions set out in Article 14(2) is not or cannot be satisfied, or should Goldman Sachs on behalf of the several Underwriters during such time terminate this Agreement with the Company as provided by subsection (1) of this Article 16, each of the parties hereto shall, subject to the subsection (4)(a) and (b) and subsection (5) below, be released and discharged from their respective obligations hereunder. The termination of this Agreement shall not apply to the reimbursement obligations of the Company with respect to the costs, charges and expenses incurred pursuant to the terms of Article 13(2) and (3) of this Agreement; in addition, the Company shall be obliged to reimburse for reasonable expenses as set out in subsection (2) above. In the event of a termination subsequent to registration pursuant to this subsection (4), the following procedure shall apply:

(a) During a period not exceeding five Business Days after the termination of this Agreement, the Company shall discuss with Goldman Sachs on behalf of the several Underwriters whether, and for what period, the offer and sale of the New Shares shall be postponed (such postponement shall in no event last for more than one week after                 , 2004) or whether, subject to subsection (5) below, the Company may designate a third party to purchase the New Shares in accordance with applicable laws. In the event of a rights offering or an offering of the New Shares to a third party, the Underwriters shall, subject to mandatorily applicable provisions of the German Stock Corporation Act, be obliged to deliver such New Shares to the respective third party only against payment of the Subscription Price or such other price as instructed by the Company, including commissions, fees and expenses pursuant to Article 13 hereof and reimbursement for the expenses incurred in connection with the financing of the Issue Price, but under no circumstances below the Aggregate Issue Price for such Shares plus any financing costs incurred by Goldman Sachs in connection with the funding of the Capital Increase Account in the period from subscription through the date of sale to the designated purchaser. The obligation of the Company to reimburse for other expenses remains unaffected.

(b) If the Company and the Underwriters fail to agree on a procedure to be applied within a period of five Business Days, or if none of the transactions as contemplated under (a) above has taken place within one month after termination of this Agreement, the Underwriters may sell the New Shares at their discretion. The Underwriters shall retain the amount paid by them in respect of the Issue Price of such New Shares, the costs incurred in financing the Issue Price, commissions as provided for in Article 13 hereof and the expenses incurred in connection with the subscription and the placement of the New Shares. The Company shall receive the remainder of the proceeds.

(c) Subject to mandatorily applicable law, in particular § 57 German Stock Corporation Act, any additional expenses arising from the sale of the New Shares by the Underwriters in accordance with this subsection (4) reasonably incurred shall be reimbursed to the Underwriters by the Company.

(5) No Termination with regard to Exercises of Preferential Subscription Rights during the Subscription Period. In the event holders of Preferential Subscription Rights have validly exercised their rights during the Subscription Period, the termination of this Agreement shall to the extent of such exercise be deemed to have not occurred and the rights and obligations of the parties hereto and the occurrence of the Firm Shares Closing Date shall to such extent remain unaffected by the termination. If this Agreement is terminated prior to                     , 2004 but Existing Shareholders request to subscribe New Shares upon the exercise of Preferential Subscription Rights, the Underwriters shall fulfill such request and pay the proceeds (less the Issue Price already paid in relation to such shares) to the Company in accordance with Article 4 hereof.

(6) In the event of termination of this Agreement, the Underwriters shall retransfer the Old Shares to the Selling Shareholders without undue delay. Any costs and expenses in connection with such retransfer shall be borne by [•].

ARTICLE 17

DEFAULT BY UNDERWRITER

(1) Postponement of Closing Date. If any Underwriter shall default in its obligation to pay the Subscription Price with respect to New Shares for which Preferential Subscription Rights have been exercised or the Reoffer Price with respect to the Old Shares and Reoffer Shares respectively which it has agreed to purchase hereunder at the Firm Shares Closing Date, the Firm Shares Closing Date shall be postponed to the extent, but only to the extent, necessary to give effect to the provisions of this Article 17. In such an event the Underwriters may arrange for another party or other parties to purchase such Offered Shares on the terms contained herein. If, within 24 hours after such default by any Underwriter, the Underwriters do not arrange for the purchase of such Offered Shares, the Company shall be entitled to a further period of 24 hours, which it may waive in its sole discretion, within which to procure another party or other parties satisfactory to the Underwriters to purchase such Offered Shares on such terms. In the event that, within the respective prescribed periods, the Underwriters notify the Company that they have so arranged for the purchase of such Offered Shares, or the Company notifies the Underwriters that it has so arranged for the purchase of such Offered Shares, the Company and the Underwriters will consult with each other with a view to effecting whatever changes may thereby be made necessary in the Offering Documents or in any other documents or arrangements and the Underwriters and the Company will determine a new closing date to occur within three Business Days after such notification. The term “Underwriter” as used in this Agreement shall include any person substituted under this Article 17 with like effect as if such person had originally been a party to this Agreement with respect to such Offered Shares.

(2) Step-up. If, following the end of any such 24 or 48-hour period, as the case may be, referred to in subsection (1) above and after giving effect to any arrangements for the purchase of the Offered Shares of a defaulting Underwriter or Underwriters by another party or other parties, as provided in subsection (1) above, the aggregate number of such Offered Shares for which the Subscription Price or Reoffer Price, as the case may be, has not been paid does not exceed 1/11 of all the Offered Shares to be purchased at the Firm Shares Closing Date, then the Company shall have the right (a) to require each non-defaulting Underwriter to pay the Subscription Price or Reoffer Price, as the case may be, with respect to the number of Shares which such Underwriter agreed to purchase hereunder at the Firm Shares Closing Date, (b) in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Offered Shares which such Underwriter agreed to purchase hereunder relative to the aggregate number of Offered Shares which the non-defaulting Underwriters agreed to purchase hereunder) of Offered Shares of such defaulting

Underwriter or Underwriters for which alternate purchase arrangements have not been made; provided, that no such non-defaulting Underwriter may be required to purchase Offered Shares in excess of 1/10 of the number of Offered Shares which such Underwriter agreed to purchase at the Closing Date (i.e., the increased obligation must not exceed 11/10 of the initial underwriting commitment).

(3) No Release from Liability. Nothing in the subsections (1) and (2) above shall relieve a defaulting Underwriter from liability for its default.

(4) Termination. (a) If, following the end of any such 24 or 48-hour period, as the case may be, referred to in subsection (1) above and after giving effect to any arrangements for the purchase of Offered Shares of a defaulting Underwriter or Underwriters by another party or other parties, as provided in subsection (1) above, the aggregate number of such Offered Shares for which the Subscription Price or the Reoffer Price, as the case may be, has not been paid exceeds 1/11 of all Offered Shares to be purchased at the relevant closing date or if the Company does not exercise the right described in subsection (2)(b) above to require non-defaulting Underwriters to purchase Offered Shares of a defaulting Underwriter or Underwriters, then the non-defaulting Underwriters may, in their discretion, terminate each Underwriter’s obligation to purchase the Offered Shares.

Notwithstanding such termination, the obligations of the Company for expenses as provided in Article 13(2) and (3) and the respective indemnities of the Company and the Underwriters in Article 12 of this Agreement shall survive together with any other provisions of this Agreement that are expressed to survive the termination hereof.

(b) In the event that such termination pursuant to subsection (a) occurs after the Offered Shares have been subscribed for by the Goldman Sachs for the account of the Underwriters in accordance with Article 1, the procedures described in Article 16(3), (4) and (5) shall apply; provided, however, that each non-defaulting Underwriter may be required by the other Underwriters to acquire a number of New Shares at the Subscription Price or Reoffer Price, as the case may be, as corresponds on a proportionate basis to the portion of Offered Shares which each such non-defaulting Underwriter has agreed to purchase hereunder in relation to all the Offered Shares.

ARTICLE 18

COMMUNICATIONS

(1) Language. Any document or information furnished or supplied in accordance or in connection with this Agreement shall, if not otherwise provided for herein, either be in the German or English language.

(2) Form of Communications. All communications given hereunder shall be given by letter, telex, teletex or telefax.

(3) Addresses. Subject to written notes of change of address, all communications hereunder shall be given to the following addresses:

(a) If to the Underwriters to each of:

Goldman, Sachs & Co. oHG

Messeturm

Friedrich-Ebert-Anlage 49

60308 Frankfurt am Main

Fax: +49-69-7532-2800

Attention: General Counsel

[•]

(b)	If to the Company:

GPC Biotech AG

Fraunhoferstraße 20

82152 Martinsried/München

Fax: +49 89 8565 2610

Attention: Dr. Mirko Scherer

with a copy to:

Brent Hatzis-Schoch

101 College Road East

Princeton, NJ 08540

USA

Fax: +1 609 524 1049

(c)	If to the Selling Shareholders:

GPC Biotech AG

Fraunhoferstraße 20

82152 Martinsried/München

Fax: +49 89 8565 2610

Attention: Dr. Elmar Maier/Dr. Sebastian Meier-Ewert

ARTICLE 19

GOVERNING LAW AND JURISDICTION

(1) Governing Law. This Agreement shall be governed by and construed in accordance with German law.

(2) Place of Performance. Place of performance for the obligations for all parties hereto shall be Frankfurt am Main.

(3) Jurisdiction.

(a) The non exclusive place of jurisdiction for any action or other legal proceeding arising out of or in connection with this Agreement is the district court (Landgericht) in Frankfurt am Main.

(b) Each of the parties to this Agreement hereto irrevocably (i) agrees that any legal suit, action or proceedings arising out of or relating to the offer and sale of any of the Offered Shares in the United States may be instituted in any state or federal court located in the Borough of Manhattan, The City of New York, New York (each, a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Company and the Selling Shareholders have appointed GPC Biotech Inc., 101 College Road East, Princeton, New Jersey 08540, United States, Attn: VP Legal Affairs as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby or relating to the matters specified in this Article 19(3)(b) which may be instituted in any New York Court, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect hereto. Such appointments shall be irrevocable. Each of the Company and the Selling Shareholders represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company and the Selling Shareholders shall be deemed, in every respect, effective service of process upon the Company and the Selling Shareholders.

ARTICLE 20

SCOPE OF LIABILITIES; STATEMENTS

(1) No Joint or Several Liability or Claims of Underwriters. The Underwriters shall not have joint and several liability (keine Gesamtschuldnerschaft) or joint and fractional coownership (kein Gesamthands- und Miteigentum nach Bruchteilen).

(2) Liability among Selling Shareholder and between Company and Selling Shareholders. The Selling Shareholders shall not have joint and several liability (keine Gesamtschuldnerschaft) for any obligations of the Selling Shareholders.

(3) Statement or Communication of Underwriters. Each statement or communication of the Underwriters in connection with this Agreement, including the transactions contemplated therein, shall only be valid if made by Goldman Sachs on behalf of the several Underwriters. To the extent necessary under this Agreement, Goldman Sachs is authorized to make or receive any statement or declaration in the name and on behalf of the several Underwriters. Goldman Sachs is relieved from the restrictions set forth in § 181 of the German Civil Code.

ARTICLE 21

MISCELLANEOUS

(1) Schedules etc. All Schedules and Annexes hereto form an integral part of this Agreement.

(2) Business Day. For the purposes of this Agreement, “Business Day” shall be a day (excluding Saturdays and Sundays) on which banks are open for business (including dealings in foreign currencies) and exchanges are open for trading in Frankfurt am Main and New York.

(3) Amendments to Agreement. Amendments to this Agreement shall only be made in writing. This shall also apply to amendments of this subsection (3).

(4) Severability. Should any provision of this Agreement be or become invalid in whole or in part, the other provisions of this Agreement shall remain in force. Any invalid provision shall be deemed replaced by a valid provision that accomplishes as far as legally possible the economic effects of the invalid provision.

(5) Counterparts. Each executed counterpart shall constitute an original of one and the same agreement.

GPC Biotech AG

By:	By:

Date:	Date:

Dr. Sebastian Meier-Ewert

By:

Date:

Dr. Elmar Maier

By:

Date:

Goldman, Sachs & Co. oHG

By:

Date:

Lehman Brothers International (Europe), WestLB AG and Pacific Growth, LLC, each represented by Goldman Sachs

By:

By:

Date:

Schedule I

Subscription Offer

Schedule II

A. Number of Firm Shares to be Underwritten by the Underwriters

	Number of New Shares	Number of Old Shares

Goldman, Sachs & Co. oHG	[•]	[•]

Lehman Brothers	[•]	[•]

WestLB	[•]	[•]

Pacific Growth	[•]	[•]

Total	7,160,000	300,000

B. Number of Optional Shares to be Purchased by Goldman Sachs for the Account of the Underwriters as specified below (if the Over-allotment Option is exercised in full)

Number of Optional Shares

Goldman, Sachs & Co. oHG	[•]

Lehman Brothers	[•]

WestLB	[•]

Pacific Growth	[•]

Total	1,119,000

Schedule III

Number of Old Shares sold by each Selling Shareholder

Number of Old Shares
Dr. Sebastian Meier-Ewert	150,000
Dr. Elmar Maier	150,000

Total	300,000

Schedule IV

Form of Pricing Agreement

PRICING SUPPLEMENT dated                     , 2004

among

(1)	GPC Biotech AG, Martinsried, Federal Republic of Germany (the “Company”),

(2)	(a) Dr. Sebastian Meier-Ewert and (b) Dr. Elmar Maier, (a) and (b) together the “Selling Shareholders”),

(3)	Goldman, Sachs & Co. oHG, Frankfurt, Germany (“Goldman Sachs”),

(4)	Lehman Brothers International (Europe), [London], [United Kingdom] (“Lehman Brothers”),

(5)	WestLB AG, Düsseldorf, Germany (“WestLB”), and

(6)	Pacific Growth Equities, LLC, San Francisco, California, United States of America (“Pacific Growth”).

Goldman Sachs acts in its own name and also on behalf of the other Underwriters.

RECITAL

The Company, the Selling Shareholders and the Underwriters have agreed, subject to the terms and conditions stated herein and in the underwriting agreement, dated                     , 2004 (the “Underwriting Agreement”), between the Company, the Selling Shareholders and the Underwriters, that the Company and the Selling Shareholders issue and/or sell to the Underwriters and the Underwriters, severally and not jointly purchase from the Company and the Selling Shareholders, the Offered Shares. The parties hereto desire to establish herein the Reoffer Price to be paid by the Underwriters for the Offered Shares which have not been subscribed for by Existing Shareholders in the Rights Offering based on their Preferential Subscription Rights.

ARTICLE 1 – DEFINITIONS

Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

ARTICLE 2 – REPRESENTATIONS AND WARRANTIES

Each of the Company and the Selling Shareholders warrants to each of the Underwriters, in the form of an independent guarantee and irrespective of negligence and irrespective of defenses (Einwendungen) or objections (Einreden) that its respective representations and warranties contained in the Underwriting Agreement are true and accurate in all respects as of the date hereof by reference to the facts and circumstances subsisting at that date as though they had been given and made at the date hereof and that it has complied with all obligations under this Agreement and satisfied all of the conditions on its part to be performed or satisfied on or before the date hereof.

The Company further represents that the Management Board and Supervisory Board of the Company have approved the Reoffer Price per Reoffer Share by resolutions dated                     , 2004 (copies of which are attached to this Pricing Agreement as Annex 1).

ARTICLE 3 – REOFFER PRICE

The Reoffer Price per Share is € [•] (in words: Euro [•]).

ARTICLE 4 – ADS OFFER PRICE

The ADS Offer Price per ADS is U.S.$ [•] (in words: U.S.$[•]).

ARTICLE 5 – SALE OF OLD SHARES

Each Selling Shareholder agrees to sell the number of Old Shares indicated next to its name in Schedule III to the Underwriting Agreement to the Underwriters at the Reoffer Price per Share.

ARTICLE 6 – SALE OF OPTIONAL SHARES

The Company agrees to sell the number of Optional Shares as set out in Schedule II (B) to the Underwriting Agreement to the respective Underwriters at the Reoffer Price per Share if the Over-allotment Option is exercised by Goldman Sachs on behalf of the Underwriters.

ARTICLE 7 – PURCHASE OF FIRM SHARES

Each Underwriter agrees to purchase the number of Firm Shares indicated next to its name in Schedule II to the Underwriting Agreement.

ARTICLE 8 – UNDERWRITERS’ FEE

The Underwriters’ Fee amounts to 6.5% of the respective Share Offer Price per Offered Share sold in the Global Offering.

GPC Biotech AG

By:	By:

Date:	Date:

Dr. Sebastian Meier-Ewert

By:

Date:

Dr. Elmar Maier

By:

Date:

Goldman, Sachs & Co. oHG

By:

Date:

Lehman Brothers International (Europe), WestLB AG and Pacific Growth, LLC, each represented by Goldman Sachs

By:

By:

Date:

Schedule IV A

Information Supplied by the Underwriters

Schedule IV B

Information Supplied by the Selling Shareholders

Schedule V

Form of Legal Opinion by General Counsel of the Company

Schedule VI

A.	Form of Legal Opinion by Shearman & Sterling LLP as German Counsel to the Company

B.	Form of Disclosure Letter by Shearman & Sterling LLP as German Counsel to the Company

C.	Form of Legal Opinion by Shearman & Sterling LLP as U.S. Counsel to the Company

D.	Form of Disclosure Letter by Shearman & Sterling LLP as U.S. Counsel to the Company

Schedule VII

Form of Legal Opinions by Ropes & Gray and Covington & Burling

as Special Counsels to the Company

Schedule VIII

Form of Legal Opinion by [•] as Counsel to the Depositary

Schedule IX

Form of Comfort Letter by Ernst & Young